Exhibit 10.1

REVOLVING LOAN AND SECURITY AGREEMENT

This REVOLVING LOAN AND SECURITY AGREEMENT (“Agreement”) among STERLING NATIONAL BANK, having offices at 500 Seventh Avenue, New York  NY   10018-4502 (“Sterling”), CORNERSTONE BANK, having offices at 6000 Midlantic Drive, Suite 1205, Mt. Laurel, NJ 08054 (“Cornerstone”), and any other entity becoming a Lender pursuant to this Agreement are collectively referred to as the “Lenders” and individually as a “Lender;” and Sterling as the Agent for the Lenders as well as acting for the benefit of Lenders (“Agent”); SPAR Group, Inc., a Delaware corporation (“SGRP”), SPAR Incentive Marketing, Inc., a Delaware corporation, PIA Merchandising Co., Inc., a California corporation, Pivotal Sales Company, a California corporation, National Assembly Services, Inc., a New Jersey corporation, SPAR/Burgoyne Retail Services, Inc. (f/k/a Retail Information, Inc.), an Ohio corporation, SPAR Group International, Inc., SPAR Acquisition, Inc., SPAR Trademarks, Inc., SPAR Marketing Force, Inc. and SPAR, Inc., each a Nevada corporation (together with SGRP, either separately, jointly, or jointly and severally, “Borrower”); all having an address of 560 White Plains Road, Suite 210, Tarrytown NY 10591; and has an Effective Date of  July 6, 2010.

STATEMENTS

                A.           The Borrower has requested financial accommodation(s) from Lenders.

                B.            Lenders are willing to render the requested financial accommodation(s) to the Borrower in connection with the Borrower’s business and on certain terms and conditions.

                C.            To secure the financial accommodation(s), the Borrower is willing, among other things, to grant a first priority security interest to Lenders in certain assets of the Borrower.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Agreement and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DEFINITIONS

“Accounts” - as defined in Exhibit A

“Affiliate” - as defined in Section 7.12

“Approved Subordinated Debt”- as defined in Section 7.1

“Assignment and Transfer Agreement” – in the form as executed and attached as Exhibit “C”

“Borrowing Base” – as defined in Section 1.1(b)

“Chattel Paper” - as defined in Exhibit A

“Collateral”   - as defined in Article 4

“Commitment” –  as defined in Section 1.1(a)

“Commercial Tort Claims” - as defined in Exhibit A

“Compliance Certificate” - as defined in Section 6.7(a)

“Confidential Information” – as defined in Section 18.7

“Debt” - as defined in Article 3

“Default” - as defined in Section 9.1

“Delivered Financials” - as defined in Section 5.4(a)

“Deposit Accounts” - as defined in Exhibit A

“Dilution” – as defined in Section 1.1(d)

“Dilution Factors” - as defined in Section 1.1(d)

“Domestic Subsidiary” - as defined in Exhibit D

“Effective Date” - as defined in Section 1.3(f)

“Environmental Laws” - as defined in Section 5.15(c)

“Equipment” - as defined in Exhibit A

“ERISA” - as defined in Section 5.10

“Excess Availability” - as defined in Section 1.9(t)

“Existing Webster Facility” - as defined in Section1.9(m)

“Fixed Charge Coverage Ratio” – as defined in Section 7.19

“Foreign Subsidiary” - as defined in Exhibit D

“Foreign Subsidiary Interest” - as defined in Exhibit D

“GAAP” - as defined in Section 5.4(a)

“General Intangibles” - as defined in Exhibit A

“Goods” - as defined in Exhibit A

“Guarantor Obligations” - as defined in Article 3

“Guaranty” – as defined in Section 1.10(n)

“Inactive Subsidiary” – as defined in Exhibit D

“Inactive Subsidiary Interest” – as defined in Exhibit D

“Indebtedness”– as defined in Section 7.17

“Instruments” - as defined in Exhibit A

“Inventory” - as defined in Exhibit A

“Investment Property” - as defined in Exhibit A

“LC Collateral Account” – as defined in Section 10.1(g)

“Letter of Credit Rights” - as defined in Exhibit A

“Loan Document”  - as defined in Section 11.16

 “Material Adverse Effect” -  as defined in Section 9.1(x)

“Note” - as defined in Section 1.3(c)

“Operating Documents” - as defined in Section 5.1(c)

“OSHA” - as defined in Section 5.11

“Overadvances” - as defined in Section 1.1(f)

“Permitted Guaranty” – as defined in Section 7.6

“Permitted Indebtedness” -  as defined in Exhibit D

“Permitted Investments” -  as defined in Exhibit D

“Permitted Lien” -  as defined in Exhibit D

“Plan” - as defined in Section 5.10

“Prime Rate” - as defined in Section 1.3(e)

 “Pro Rata Percentage”  - as defined in Section 1.1(a)

“Protective Advances” - as defined in Section 8.5

“Qualified Accounts” - as defined in Section 1.1(c)

“Required Lenders”  - as defined in Section 1.1(f)

“Revolving Loan” - as defined in Section 1.1(a)

“Revolving Loan Account” – as defined in Section 1.1(e)

“Settlement Date” - as defined in Section 1.3(i)

“Subordinated Anthony Facility”  - as defined in Section1.9(s)

“Subsidiary(ies)” - as defined in Section 7.1

“Tangible Net Worth” - as defined in Section 7.16

“Termination Date” – as defined in Section 14.1

“Uniform Commercial Code” – as defined in Section 1.6

“Certain Interpretative Provisions” - as specified in Exhibit D

AGREEMENTS

ARTICLE 1.  THE REVOLVING LOAN

Section 1.1  The Revolving Loan

1.1(a)  Lenders agree to provide, in their sole and absolute discretion, an amount commensurate with, as to each Lender, the amount of the commitment for such Lender to make advances in the aggregate for the Revolving Loan and Letters of Credit (“Commitment”) set forth on the signature page to this Agreement, or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of this Agreement, and pro rata, as to each Lender at any time, a fraction, expressed as a percentage, the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (“Pro Rata Percentages”), severally and not jointly, at one time or from time to time, at the request of the Borrower, advances to the Borrower in an aggregate amount up to but not in excess of the Borrower’s Borrowing Base on a Revolving Loan basis (the “Revolving Loan”), which may be repaid and reborrowed during the term of this Agreement.  The full amount of outstanding principal and interest on account of the Revolving Loan is to be payable on the earlier of (i) two (2) years from the date of this Agreement, (ii) as provided in Article 14 of this Agreement or (iii) upon a Default as provided in this Agreement.

1.1(b)  The term “Borrowing Base” means an amount equal to the lesser of (i) Six Million Five Hundred Thousand ($6,500,000.00) Dollars or the sum of (ii) up to eighty-five (85%) percent of the face amount of the Borrower’s “Qualified Accounts” plus (iii) the lesser of (A) up to sixty-five percent (65%) of the face amount of the Borrower’s otherwise Qualified Accounts which are unbilled for not more than up to 60 days following completion of service or product, or (B) $2,000,000.00, but which, in no event, shall exceed fifty (50%) percent of the Borrowing Base (in each case all less reserves determined by Agent for advertising allowances, warranty claims and other contingencies) as that term is defined in this Agreement, less the full unpaid and outstanding balance of any letters of credit which Lenders in their sole and absolute discretion may issue on account of the Borrower.

Agent has the right, from time to time, in its commercially reasonable discretion, to increase and/or decrease the amount or percentage of the Borrowing Base by written notice to the Borrower.  The Borrowing Base set forth in this Agreement, or as may be hereafter set by Lenders, is a basis upon which Lenders have agreed to execute this Agreement.  Such Borrowing Base reflects Lenders’ reasonable estimate of the risk and valuation of the Collateral in the administration of this Agreement and market and other conditions.  The Borrowing Base is a mechanism for the monitoring by Lenders of the Borrower and not an obligation on the part of Agent.

1.1(c) The term “Qualified Accounts” means the “Accounts” (as that term is defined on Exhibit A annexed hereto) as to which the Borrower has furnished to Agent adequate written information at such times and in such form as has been or, from time to time, may be requested by Agent, which, taken selectively or as a whole, meet all of the herein criteria until collected, are not unpaid for more than ninety (90) days from the original date of invoice, which are payable in United States Dollars and are  in all other respects acceptable to Agent in its sole and absolute discretion, and specifically exclude the following:

 (A) Accounts with respect to which the account debtor is an officer, director, employee, subsidiary or agent of the Borrower or an Affiliate thereof;

(B) Accounts with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, repurchase or return, or other terms by reason of which the payment by the account debtor  may be conditional;

(C) Accounts arising from progress billings, invoices for deposits and rebills of amounts previously credited, unapplied credits, or retainage;

(D) Accounts with respect to which the account debtor is not billed  in and paid from the United States of America unless such Account is (1) fully guaranteed and secured by an irrevocable letter of credit in form and substance satisfactory to Agent and drawn on a United States bank acceptable to Agent, or (2) is fully covered by foreign credit insurance pursuant to a policy satisfactory in form and substance to Agent and issued by an insurer acceptable to Agent;

(E) Accounts which arise from a lease or other extended payment basis;

(F) Accounts with respect to which the account debtor is the government of the United States or any subdivision or authority thereof unless assigned to Agent and otherwise in full compliance with the federal Assignment of Claims Act or any similar act or regulation and such compliance is satisfactory to Agent;

(G) All Accounts owing by any account debtor if fifty (50%) percent or more of the Accounts due from such account debtor are deemed not to be Qualified Accounts hereunder;

(H) Accounts with respect to which the Agent does not for any reason have a perfected first priority security interest, or with respect to which the Accounts are subject to any existing or prospective claim, lien, security interest or financing statement of any persons or entities, including without limitation, the United States, or any agencies or instrumentalities thereof, except for any Permitted Lien;

(I) Accounts with respect to which the Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to the Borrower, to the extent of the Borrower’s existing or potential liability to such account debtor;

(J) Accounts with respect to which the account debtor has disputed any liability or the account debtor has made any claim with respect to any other Account due to the Borrower, or Accounts any portion of which is otherwise subject to any right of setoff, deduction, breach of warranty or other defense, dispute or counterclaim by the account debtor, or subject to contra Accounts;

(K)  that portion of the Accounts owed by any account debtor which  exceeds twenty-five (25%) percent of all of the Accounts;

(L) that portion of any Accounts representing late fees, accounting service charges or interest;

(M) Accounts of an account debtor where the account debtor is located in a state which requires a Notice of Business Activities Report or similar report  to be filed and the Borrower has not filed same for the current year, or where the Borrower is not otherwise authorized to transact business in said state, or where the Borrower is not in good standing in such state;

(N) Accounts owed by any account debtor which is insolvent, transferred a bulk of its assets, or is the subject of an insolvency or bankruptcy proceeding;

(O) that portion of any Accounts represented by contract rights, documents, instruments, chattel paper or general intangibles;

(P) any and all Accounts of an account debtor whose credit-worthiness is not satisfactory to Agent in its sole credit judgment based on information available to Agent;

(Q) Accounts deemed by Agent to constitute customer deposits, advanced payments or prepayments.

References to percentages of all Accounts are based on dollar amounts of Accounts and not number of Accounts.  Anything to the contrary notwithstanding, Agent has the right, in its sole and absolute discretion, to classify any Accounts as not being Qualified Accounts.

                                1.1(d) Without limiting any other rights, terms, conditions or remedies of Agent, all Revolving Loan advances or financial accommodations made or otherwise available to Borrower is subject to Agent’s continuing right, in its sole and absolute discretion, to withhold from Borrower a reserve, and to increase and decrease such reserve from time to time, if and to the extent that, in Agent’s sole judgment, such reserve is necessary when “Dilution” (defined as a percentage based upon the prior six (6) months resulting from dividing (a) bad debt write-downs, discounts, allowances, credits, and other items determined by Agent with respect to Accounts reported as “Qualified Accounts” by Borrower during such period to the extent the same reduce the balance below the amount so reported by Borrower by (b) the gross amount of Accounts reported by Borrower during such period) exceeds five (5%) percent, to protect the interests of Agent against possible non-payment of Accounts, for any reason, by account debtors, possible non-payment by

Borrower of any indebtedness owed to, or liens held by third parties (including, but not limited to a $25,000.00 reserve pending discharge of judgment entered November 3, 2000 in favor of AB Management in New York Supreme Court), to protect the interests of Agent against the possible adverse effect of any state of facts which does or would, with or without notice or passage of time, or both, constitute a Default hereunder and to reflect or take into account the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrower (“Dilution Factors”).

1.1(e)  The Agent will charge the Revolving Loan Account (meaning the account on the Agent’s books, in the Borrower’s name, in which the Borrower will be charged with all Debt when due or incurred by the Agent or any Lender)  for all Revolving Loan advances made by the Agent and the Lenders to the Borrower or for the Borrower’s account, and for all any other Debt, when due and payable hereunder.  The Agent will credit the Revolving Loan Account with all amounts received by the Agent for the Borrower’s account, including, as set forth above, all amounts received by the Agent in payment of Collateral, and such amounts will be applied to payment of the Debt in the order and manner set forth herein.  In no event will prior recourse to any Account or other Collateral granted to or by the Borrower be a prerequisite to the Agent’s or the Lenders’ rights to demand payment of any of the Debt.  In addition, each Borrower agrees that neither the Agent nor any Lender has any obligation whatsoever to perform in any respect any of the Borrower’s contracts or obligations relating to the Collateral.  The Borrower hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due under this Agreement as such payments become due.  Any amount charged to the Revolving Loan Account bears interest at the rate provided for the Revolving Loan as applicable hereunder.  The Borrower confirms that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Borrower and solely at the Agent’s discretion.

1.1(f) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loan advances to the Borrower, on behalf of the Lenders, in amounts that exceed amounts that Agent may choose to advance hereunder (any such excess Revolving Loan are herein referred to collectively as “Overadvances”); provided that, no Overadvance will be made if it may result in a Default.  Notwithstanding, Agent may without the consent of Required Lenders make an Overadvance of up to ten (10%) percent in excess of the Borrowing Base for not more than thirty (30) consecutive days;  the term “Required Lenders” meaning, (a) at all times while there are (2) two or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding at least fifty-one percent (51%) of the total Commitments under the Revolving Loan (or fifty-one percent (51%) of the outstanding principal amount of the Revolving Loan outstanding as reflected by Agent’s records, in the event that the Commitment of any Lender has terminated.

Section 1.2  - [Intentionally omitted]

Section 1.3 Interest Rate and Other Provisions Relating to The Revolving Loan

1.3(a)  Interest accrues on the Revolving Loan at Agent’s floating Prime Rate (as that term is defined in this Agreement) plus one and one-half  (1.50%) percent per annum.

1.3(b)  Each change in the floating interest rate is to take effect simultaneously with a corresponding change in the Prime Rate without notice to Borrower.  Interest is to be calculated on a daily basis with each day representing 1/360th of a year.

1.3 (c) The Revolving Loan is to be evidenced and authenticated by promissory note(s) issued by Borrower (each a “Note”) in the form required by Agent.  Separate Notes are to be prepared and authenticated for the Lenders’ Pro Rata Percentage.

1.3(d)  In the event of Default, whether declared or not (as defined in this Agreement), interest accrues at Agent’s option on the Revolving Loan and the Debt (as defined in this Agreement) at a rate equal to five (5%) percent above the interest rate otherwise payable hereunder. Borrower acknowledges that: (i) such additional rate is a material inducement to Lenders to make the Revolving Loan; (ii) Lenders would not have made the Revolving Loan in the absence of the agreement of the Borrower to pay such default rate; (iii) such additional rate represents compensation for increased risk to Lenders that the Revolving Loan will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (a) the cost to Lenders in allocating resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Revolving Loan and (b) compensation to Lenders for losses that are difficult to ascertain.

1.3(e)  The “Prime Rate” means the fluctuating Prime Rate of interest published in the Wall Street Journal (or its successors and assigns) from time to time.  The Prime Rate is established for the convenience of Lenders.  It is not necessarily Lenders’ lowest rate.  In the event that there should be a change in the Prime Rate, such change is effective on the date of such change without notice to Borrower or any Guarantor, endorser or surety.  Any such change will not effect or alter any other term or conditions of any  promissory note or this Agreement.

1.3(f)  Interest on the Revolving Loan is payable by the Borrower each month in arrears beginning on the first banking day of Agent in the month following the “Effective Date” (meaning, the latest date on which this Agreement and all related documents are executed by the Agent, all Lenders, Borrower and Guarantor), unless otherwise provided herein or in the Note.  Agent may, at its sole and absolute discretion, charge unpaid interest or principal to any checking or other account of the Borrower or Guarantor, deduct unpaid interest or principal as and when due from any future advance to the Borrower, or apply any proceeds received by  Agent to the payment of unpaid interest or principal.  Any failure or delay by Agent in submitting an invoice(s) for interest payments does not discharge or relieve the Borrower of the obligation to render timely payments.  Borrower is to maintain its primary operating accounts with Agent and is to maintain sufficient balances therein in a money market account maintained with Agent  (of not less than $275,000.00 on an average monthly basis) at all times to enable Agent to directly charge all sums due to Agent.

1.3(g)  In no event is the interest rate or other charges of this Agreement to exceed the highest rate permissible under law.  If any provision of this Agreement or any other instrument executed in connection thereto be construed or held to permit the collection of or to require the payment of any amount of interest in excess of that permitted by applicable law, the provisions of this paragraph control and override any contrary or inconsistent provision of this Agreement or instrument.  The intention of the parties is to conform strictly to the applicable laws relating to maximum rates of interest.  This Agreement and each other instrument evidencing or relating to the Debt are to be held subject to reduction or rebate as to any amount paid by or on behalf of the Borrower in violation of any such law.

1.3(h)  The Agent, on behalf of the Lenders, is to disburse the Revolving Loan advances to the Borrower and is to handle all collections of Collateral and repayment of all Debt.  It is understood that for purposes of advances to the Borrower, the Agent will also be using the funds of the Agent, and pending settlement, all interest accruing on such advances are payable to the Agent.

                                1.3(i)   Unless the Agent has been notified in writing by any Lender prior to any advance to the Borrower that such Lender will not make the amount which would constitute its Pro Rata Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender will make such amount available to the Agent on a “Settlement Date” (meaning, Wednesday of each week, or if any Wednesday is not a banking day on which all Lenders are open for business, the immediately preceding banking day on which all Lenders are open for business, provided that, after the occurrence of an event of Default or during a continuing decline or sudden increase in the principal amount of the Revolving Loan, the Agent, in its discretion, may require that the Settlement Date occur more frequently, even daily, so long as any Settlement Date chosen by the Agent is a banking day on which each Lender is open for business), and in reliance upon such assumption, the Agent may make available to the Borrower a corresponding amount.  A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection is conclusive, absent manifest error.  If such Lender’s Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent is entitled to recover from the Borrower, on demand, such Lender’s Pro Rata Percentage of such borrowing, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender hereunder.  Nothing contained herein is deemed to obligate the Agent to make available to the Borrower the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof.

                                1.3(j)  On each Settlement Date, the Agent and the Lenders are to each remit to the Agent, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders have advanced their respective Pro Rata Percentages of the Revolving Loan.  Each Lender’s obligation to Agent to make the settlements pursuant to this Section 1.3 are absolute and unconditional and are not affected by any circumstance, including without limitation any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Borrower has against the Agent, the Borrower, any other Lender or any other person but are subject to and need not be made by any Lender following, (w) the occurrence or continuance of a Default or an event of Default, (x) any adverse change in the condition (financial or otherwise) of the

Borrower, or (y) any breach of this Agreement or any other related document by the Borrower or any other Lender.

Section 1.4  [Intentionally omitted]

Section 1.5  Lockbox and Collections

                                1.5(a)  Borrower is to establish a system of lockbox and blocked bank accounts with Agent, with respect to the collection of Accounts and the deposit of proceeds of Collateral acceptable to Lenders in all respects.  The Borrower is to immediately (and not less frequently than daily) deliver, at its sole expense, to Agent, as agent for Lenders and subject to the terms of this Agreement, all proceeds of the Collateral (as that term is defined in this Agreement), including but not limited to any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Borrower for deposit into such lockbox or other controlled account(s) designated by Agent which is to be applied in determining the outstanding balance of the Revolving Loan.  Borrower is to (i) indicate on all of its invoices that funds should be delivered to and deposited into such accounts; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into such accounts; (iii) irrevocably authorize and direct any banks which maintain the Borrower’s initial receipt of cash, checks and other items to promptly wire transfer all available funds to such accounts; and (iv) advise all such banks of Agent’s security interest in such funds.

                1.5(b)  The balance of the Revolving Loan and availability under the Revolving Loan will be determined as follows:

 (A)  Domestic checks received by Agent on or before 12:00 Noon of any banking day are to be deemed received by Agent on such banking day;

 (B)   Domestic checks received by Agent after 12:00 Noon of any banking day are to be deemed received by Agent on the following banking day;

 (C)  Any other form of proceeds received by Agent is to be deemed received by Agent when the Agent has received notification of collection (if notice of collection is received on or before 12:00 Noon of any such banking day, such proceeds are to be deemed to have been received by the Agent on such banking day; if notice of collection is received after 12:00 Noon of any such banking day, such proceeds are to be deemed to have been received by the Agent on the following banking day);

 (D)  Any credit(s) to the account of the Borrower are conditioned upon final payment to Agent at its office in cash or solvent credits;

 (E)  Any item(s) not collected or not paid are to be charged (at the then current advance rate) as a debit against the Revolving Loan or any account of the Borrower maintained with Agent.

            1.5(c) Interest will continue to accrue on the amount of any checks or other proceeds received by Agent for a period of three (3) banking days after receipt (as defined in this Section).

Section 1.6  Monthly Statement

Once each month Agent may render a statement of account to the Borrower reflecting the current status of the Revolving Loan.  Such statement is to be deemed an accounting and an authenticated record within the meaning of the Uniform Commercial Code of the State of New York, as the same may be amended and in effect from time to time (the “Uniform Commercial Code”).  If any statement or other determination made by Agent indicates that the outstanding balance of the Revolving Loan exceeds the Borrowing Base, the Borrower must immediately pay the excess balance to Agent.  Such excess is not to be construed as a commitment or obligation of Agent to make advances in excess of the Borrowing Base.  Each statement of account is to be considered correct, accepted by the Borrower and conclusively binding upon the Borrower, unless the Borrower gives notice to Agent to the contrary in writing within ten (10) banking days after the sending of the statement by Agent.  If the Borrower disputes the accuracy of Agent’s statement, the Borrower’s notice is to specify in detail the basis of the dispute.  If the Borrower requests an accounting more frequently than once per six (6) month period, Agent may charge the Borrower for the cost of each additional accounting.

Section 1.7  Method of Advances

Advances under the Revolving Loan may be made through written requests from the Borrower from an individual purporting to be an authorized representative of the Borrower and other written notification or authentication acceptable to Agent, by deposit of the amount requested pursuant to this Agreement in such controlled account(s)  required by this Agreement.  All such requests, means of notification and writings are to be deemed conclusively binding upon the Borrower.  In the event Agent honors a check of the Borrower resulting in the Borrower’s checking account being deemed overdrawn, Agent is to be deemed to have made an advance to the Borrower in the amount overdrawn on the Agent’s banking day immediately preceding the day on which the Borrower’s check is tendered to Agent for collection (even if that amount is in excess of the Borrowing Base).  Notwithstanding, Agent has no obligation to honor any overdraft of the Borrower.

Section 1.8  Reimbursement of Increased Cost to Lenders

If any law, regulation or guideline, or change in any law, regulation or guideline or in the interpretation thereof, or any order or ruling by any regulatory body, court or other governmental authority, or compliance by the Lenders with any request or directive (whether or not having the force of law) of any such regulatory body, court or authority, imposes, modifies, or deems applicable to Lenders any reserve, capital, special deposit or other requirement or condition in respect of the Debt, which results in an increased cost or reduced benefit to Lenders (as determined by reasonable allocation of the aggregate of such increased costs or reduced benefits to Lenders resulting from such event), then Borrower is to pay to Lenders from time to time upon demand additional amounts sufficient to compensate Lenders for such increased costs or reduced benefits, together with interest on each such amount from a date ten (10) days after the date of such demand until payment in full thereof at the highest interest rate then applicable to any of the Debt.  A certificate setting forth in reasonable detail such increased cost incurred or reduced benefit realized by Lenders as a result of any such event is to be conclusive as to the amount thereof, absent manifest error.

Section 1.9  Conditions Precedent to the Revolving Loan

The discretion of Agent to make the Revolving Loan and the discretion by Agent to make any advances pursuant to this Agreement is further subject to the following conditions:

                1.9(a)  Such assurances (including certificates from representatives of the Borrower or Guarantor) that Agent requires that the representations and warranties of the Borrower and Guarantor set forth in this Agreement or relating to this Agreement are true, accurate and complete;

                1.9(b)  Such assurances (including certificates from representatives of the Borrower or Guarantor) that Agent requires that the proceeds of the Revolving Loan are to be utilized by the Borrower for the purposes set forth in this Agreement;

                1.9(c)  Such assurances (including certificates from representatives of the Borrower or Guarantor) that Agent requires that no event of Default defined in this Agreement or other documents relating to this Agreement exists, continues to exist, or would exist but for the lapse of time or notice;

                1.9(d)  Agent has received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by Agent, and such searches verify that Agent has a first and only priority security interest in the Collateral, subject only to such liens on Schedule 1 hereof;

                1.9(e) Borrower has delivered to Agent evidence satisfactory to Agent that all required insurance is in full force and effect, and Agent has confirmed that Agent has been named as a loss payee and additional insured with respect to the required insurance in a manner satisfactory to Agent;

                1.9(f)  All Uniform Commercial Code financing statements and similar documents required to be filed in order to effect in favor of Agent a first priority and exclusive perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the Uniform Commercial Code or applicable law), has been properly filed in each office in each jurisdiction required.  Agent has received (i) acknowledgement copies of all such filings (or, in lieu thereof, Agent has received other evidence satisfactory to Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full;

        1.9(g)  Agent has received  copy of the resolutions of the Board of Directors of  Borrower authorizing the execution, delivery and performance of the Revolving Loan documents to be executed by Borrower, certified by the Secretary or Assistant Secretary of Borrower as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Revolving Loan documents on behalf of Borrower;

               1.9(h)  Agent has received: (i) a copy of the Certificate or Articles of Incorporation of Borrower, certified by the applicable authority in Borrower’s State of incorporation, and copies of the by-laws (as amended through the date hereof) of Borrower, certified by the respective Secretary or an Assistant Secretary thereof; and (ii) a copy of the Articles of Organization of Borrower, certified by the applicable authority in Borrower’s State of organization, and copies of the operating agreement (as amended through the date hereof) of Borrower, certified by the respective Secretary or Assistant Secretary or the manager thereof;

                1.9(i)  Agent has received an executed Officer’s Certificate of Borrower, satisfactory in form and substance to Agent, certifying that as of the date of the execution of this Agreement (i) the representations and warranties contained herein are true and correct in all material respects, (ii) Borrower is in compliance with all of the terms and provisions set forth herein and (iii) no Default or event of Default has occurred;

                1.9(j)  Borrower has delivered to Agent all information necessary for Agent to issue wire transfer instructions on behalf of Borrower for the initial and subsequent Revolving Loan and/or advances to be made under this Agreement, including disbursement authorizations in form acceptable to Agent;

                1.9(k)  Agent is satisfied that no Material Adverse Effect has occurred in the financial condition, business, prospects, profits, operations or assets of the Borrower, the Borrower’s Subsidiaries or the Guarantor. In addition, the Borrower has delivered to Agent and Agent is satisfied with such financial statements requested by Agent;

                1.9(l)   Agent and Borrower have entered into account agreements with respect to each depository account and Borrower has established cash balances in such demand deposit accounts at Agent of at least $275,000.00, which may be funded utilizing the proceeds of the initial Revolving Loan to be made under this Agreement;

                1.9(m)  Borrower’s existing credit facility with Webster Business Credit Corporation (the “Existing Webster Facility”) will have been terminated, all obligations of the Borrower and the Guarantor with respect thereto will have been paid or satisfied in full, utilizing the proceeds of the initial Revolving Loan to be made under this Agreement, and all liens and security interests in favor of Webster

Business Credit Corporation in connection therewith has been terminated and/or released upon such payment;

1.9(n)  The Guarantor has executed and delivered to Agent the instruments of guaranty executed by Robert  Brown and William Bartels  (“Guaranty”);

                1.9(o)  Subject to the filing, priority and remedies provisions of the Uniform Commercial Code, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with Agent, counsel for the Borrower and the Guarantor has delivered to Agent opinion(s) satisfactory to Agent opining, inter alia, that each Revolving Loan document to which Borrower or any Guarantor is a party is valid, binding and enforceable in accordance with its terms, as applicable, and that the execution, delivery and performance by Borrower and Guarantor of the Revolving Loan documents to which such person or entity is a party are (i) duly authorized, (ii) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of Borrower or Guarantor, as the case may be, (iii) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract to which any Borrower or Guarantor is a signatory, or by which Borrower or Guarantor (or any Borrower’s or Guarantor’s assets) are bound; and (iv) pending litigation with Safeway, Inc. has been satisfactorily resolved and/or any further resolution thereof will not have a Material Adverse Effect;

                1.9(p)  As of the date of the Effective Date, there is no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against the Borrower or Guarantor, any Subsidiary of the Borrower or any of their assets, which, in the opinion of Agent, if adversely determined, could have a Material Adverse Effect;

                1.9(q)  Borrower and Guarantor have executed and delivered to Agent such additional Revolving Loan documents necessary to consummate the lending arrangements contemplated by this Agreement as set forth on such checklists prepared by or on behalf of Agent, including, but not limited to, Landlord Waiver for Michigan premises;

                1.9(r)  Borrower and Guarantor have fully complied with all of the terms and conditions of the commitment letter dated May 12, 2010 issued in connection herewith by Agent;

                1.9(s)  Michael Anthony Holdings, Inc. has executed and delivered an agreement of subordination on terms acceptable to Agent by which payment and performance of all indebtedness and Liens of the Borrower to Michael Anthony

Holdings, Inc. (the “Subordinated Anthony Facility”)has been subordinated in favor of the Debt due and Collateral pledged to the Agent;  and

                1.9(t)  As of the date of the initial advance on account of the Revolving Loan, there will be available for Borrower to borrow an amount not less than  $250,000.00, computed by a formula equal to the Borrowing Base minus the sum of (i) the outstanding amount of such initial advance plus (ii) all amounts due and owing to Borrower’s trade creditors past due in payment and any reserves determined by Agent, plus (iii) fees and expenses for which Borrower is liable hereunder but which have yet not been paid by Borrower (“Excess Availability”).

ARTICLE 2.  ADDITIONAL OBLIGATIONS OF THE BORROWER AND GUARANTOR

Section 2.1  Existing Obligations

The  Borrower agrees to pay to Lenders and perform, when due, all debts, liabilities, duties, representations, covenants and warranties to Lenders, whether now or in the future existing, direct, indirect or acquired by negotiation, or the result of any derivative transaction, purchase, discount or assignment, primary or secondary, joint or several, fixed or contingent (regardless of form, existence of collateral therefor, whether guaranteed, or subject to a participation agreement), secured or unsecured, whether arising from an extension of credit, funds transfers, letter of credit, deposit relationship, or otherwise, and any amendments, extensions or renewals thereof, together with all costs, taxes, expenses and attorneys’ fees (whether or not charged by outside counsel) incurred in connection therewith relating to or incurred in connection with the Revolving Loan.

Section 2.2  Future Advances

The  Borrower agrees to pay and perform, when due, future advances, Revolving Loan, debts, liabilities and duties to Lenders whether now or in the future existing, direct, indirect or acquired by negotiation, or the result of any derivative transaction, purchase, discount or assignment, primary or secondary, joint or several, fixed or contingent (regardless of form, existence of collateral therefor, whether guaranteed, or subject to a participation agreement), secured or unsecured, whether arising from an extension of credit, funds transfers, letter of credit, deposit relationship, or otherwise, and any amendments, extensions or renewals thereof, together with all costs, taxes, expenses and attorneys’ fees (whether or not charged by outside counsel) incurred in connection therewith relating to or incurred in connection with the Revolving Loan.

Section 2.3  Expenses in Preserving Interests of Agent

The  Borrower agrees to pay on demand, such advances made by Lenders to or for the account of the Borrower, including advances for insurance, repairs to any Collateral, taxes, and such costs incurred by Agent (in its discretion and regardless as to whether any such advance increases the unpaid balance of the Revolving Loan or the Debt) in the discharge of any lien, security interest, encumbrance, lease, pledge or assignment whether prior to or following judgment relating to or incurred in connection with the Revolving Loan.

Section 2.4  Obligations to Agent Affiliates

The  Borrower agrees to pay and perform, when due, all other debts, liabilities, duties, representations, covenants and warranties of Borrower to any Affiliate of Lenders, whether now or in the future existing, direct, indirect or acquired by negotiation, or the result of any derivative transaction, purchase, discount or assignment, primary or secondary, joint or several, fixed or contingent (regardless of form, existence of collateral therefor, whether guaranteed, or subject to a participation agreement), secured or unsecured, whether arising from an extension of credit, funds transfers, letter of credit, deposit relationship, or otherwise, and any amendments, extensions or renewals thereof, together with all costs, taxes, expenses and attorneys’ fees (whether or not charged by outside counsel) incurred in connection therewith relating to or incurred in connection with the Revolving Loan.

Section 2.5  Expenses in Realizing Upon Security Interest

The Borrower agrees to pay, on demand, all costs and expenses, including reasonable attorneys fees of both outside and in-house counsel, incurred by Agent to preserve, collect, protect, foreclose, sell, or otherwise realize upon Lenders’ security interest in the Collateral identified in this Agreement or in any other security agreement executed by the Borrower or Guarantor of the Revolving Loan or other obligation of the Borrower to Lenders whether prior to or subsequent to judgment relating to or incurred in connection with the Revolving Loan.

Section 2.6  Expenses in Enforcing and Defending Rights

The Borrower agrees to pay, on demand, all costs and expenses, including reasonable attorneys fees of both outside and in-house counsel, incurred by Agent or Lenders in the prosecution or defense of any action or proceeding relating to the subject matter of this Agreement or other agreement or instrument executed by the Borrower or Guarantor relating to or incurred in connection with the Revolving Loan, whether prior to or following judgment, relating to or incurred in connection with the Revolving Loan.

Section 2.7  Costs of Agent

The Borrower agrees to pay, on demand, to Agent all costs and expenses incurred by Lenders in the preparation, execution and administration of this Agreement or any other Loan Document, including, but not limited to, reasonable fees and expenses of Agent’s attorneys, consultant and other professionals, search fees, such fees payable pursuant to this Agreement, and other out-of-pocket expenses whether prior to or following judgment relating to or incurred in connection with the Revolving Loan.

ARTICLE 3.  THE DEBT

For purposes of this Agreement: (a) the term “Debt” is defined as the Revolving Loan (including future advances) together with interest thereon and the other amounts to be paid and the additional obligations to be performed by any Borrower under  Article 1 and Article 2 of this Agreement; and (b) the term “Guarantor Obligations” is defined as the guaranty of the Debt in the Guaranty and the other amounts to be paid and the additional obligations to be performed by any Guarantor  under the Guaranty.

ARTICLE 4.  SECURITY INTEREST

To secure the payment and performance by the Borrower  of the Debt to Lenders, each Borrower hereby pledges, sets over, assigns, delivers and grants a continuing security interest (which the parties intend to have first priority) to the Agent (for the benefit of all of the Lenders) in all of its Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Equipment, General Intangibles, Goods, Instruments, Inventory,  Investment Property, Letter of Credit Rights and all other assets and property (other than any Foreign Subsidiary Interest or any Inactive Subsidiary Interest) more particularly described in Exhibit A annexed hereto and incorporated herein and in the insurance for the benefit of Agent described in Section 6.13 of this Agreement.  Each Borrower hereby pledges, sets over, assigns, delivers and grants such additional security interests set forth in such other security agreements and control agreements delivered by any Borrower in connection with this Agreement.  The foregoing is referred to, collectively, as the “Collateral.”  However, the Collateral does not include any Foreign Subsidiary Interest or any real property lease.  The security interest pledged, set over, assigned and granted by the Borrower to the Agent (for the benefit of all of the Lenders) in the Collateral is to be a first and only priority security interest pursuant to applicable law (unless otherwise provided in this Agreement or any other Loan Document) and the Borrower will take all such action to create and perfect such security interest as Agent may reasonably require.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES TO AGENT

In order to induce Lenders to execute this Agreement, the Borrower, for itself, and its Domestic Subsidiaries (collectively, “they”, “them” or “their”) makes the following representations and warranties to Lenders:

Section 5.1  Organization and Standing

5.1(a) They are duly organized, validly existing registered organizations in good standing under the laws of the state of formation. The spelling and identification of them in this Agreement are accurate in all respects and consistent with their registration.   They are duly licensed or qualified to do business in each jurisdiction in which qualification is required by law, and they are in good standing in all such jurisdictions.  They have full corporate power and authority to own their properties and to carry on business in all jurisdictions where they are doing business.  All leases relating to the current use by them of properties or assets are in full force and effect.

5.1(b)  They possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective business substantially as now conducted and as presently proposed to be conducted in all material respects, and are not in violation of  rights of others in any material respect with respect to any of the foregoing.

5.1(c)  Agent has been provided with a true copy of each of the filed Certificate of Incorporation, bylaws and authorizing resolutions respecting its Loan Documents for each Borrower, SGRP’s published charters and policies, and any amendments thereto (collectively and where applicable “Operating Documents”) of them as the same are still in full force and effect.  Agent may rely on the accuracy and integrity of the Operating Documents.  Borrower has the authority to execute this Agreement and perform the undertakings set forth herein.

5.1(d)  There has been no Certificate of Cancellation or Certificate of Dissolution filed on behalf of them, nor have they been de facto dissolved by any event such as the death, retirement, resignation, expulsion, bankruptcy or dissolution of any shareholder, partner or member or any other event which would cause the dissolution of them pursuant to applicable law.

5.1(e)  The individual(s) executing this Agreement on behalf of the Borrower are authorized as officers to do so and  to bind and obligate Borrower pursuant to the terms hereof.

5.1(f)  The provisions of this Agreement are not inconsistent with the provisions of the Operating Documents.

Section 5.2  Power

5.2(a)  The Borrower has the power to execute, deliver and carry out this Agreement and other Loan Documents executed by it.  Borrower’s governing boards have duly authorized and approved the terms of this Agreement and the other Loan Documents and all related actions.  Except for the filing of the contemplated Uniform Commercial Code Financing Statements and Patent and Trademark Collateral Assignments contemplated hereunder, no other action, whether by resolution, governmental entity, or otherwise, is necessary for the consummation of the transactions contemplated by this Agreement.  The Borrower’s performance hereunder does not and will not constitute a breach or default of any material agreement or law to which it is subject.

5.2(b) This Agreement and the other Loan Documents, upon execution and delivery, will constitute the legal, valid and binding agreements of the Borrower, enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy or insolvency law, or by general principles of equity.

Section 5.3  Litigation

There are no judgments, lawsuits (other than Safeway, Inc.), judicial proceedings, investigations or complaints pending or threatened against Borrower relating to any aspect of their business or properties, including but not limited to environmental protection, that if adversely determined would be reasonably likely to have a Material Adverse Effect.  Borrower is not in default with respect to any judgment, order, injunction or assessment issued by any court or any governmental agency relating to any aspect of their business or properties or relating to their ability to consummate the transactions contemplated by this Agreement.

Section 5.4  Financial Statements and Solvency

5.4(a) Prior to the execution of this Agreement, the Borrower has delivered to Agent SGRP’s annual and quarterly reports and proxy statement most recently filed with the Securities and Exchange Commission, which reports contain the consolidated financial statements of SGRP and its Subsidiaries, and Borrower’s unaudited combined internal financial statements dated April 16, 2010 (collectively, the “Delivered Financials”) requested by Agent.  The financial statements included in the Delivered Financials are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), reflect or provide for all fixed and contingent claims against debts and liabilities as of the dates thereof in accordance with GAAP, and fairly and accurately present the assets, liabilities, results of operations and capital of the covered parties as at the dates thereof in all material respects.   There has not been any material adverse change in the Borrower’s financial condition between the date of the most recent of the Delivered Financials and the date of this Agreement.  To the best knowledge of the Borrower, no fact or condition exists, is contemplated or threatened that would be reasonably likely to cause any such material adverse change at any time in the foreseeable future.

5.4(b) Except as shown on the Delivered Financials and liabilities subsequently accrued in accordance with GAAP, the Borrower has no unaccrued liabilities as of the date hereof which would materially and adversely affect its financial condition.

5.4(c) All books and records of account are accurate, complete and properly reflect all transactions purported to be documented thereby in all material respects in accordance with GAAP.

5.4(d) Borrower’s consolidated assets, at a fair valuation (and including, without limitation, contribution rights and other contingent assets related to contingent liabilities), exceed Borrower’s consolidated liabilities (including, without limitation, contingent liabilities) at each time of an advance of the Revolving Loan.  Borrower is paying its debts as they become due (subject to its normal payment practices), and taking into account availability of the Revolving Loan, Borrower has consolidated capital and consolidated assets sufficient to carry on its business.

5.4(e)  None of the Domestic Subsidiaries (all of which are listed and identified on Schedule 2 annexed hereto), other than those constituting any Borrower or Foreign Subsidiary, are operating entities or have any assets or liabilities other than intercompany debt, goodwill, tax attributes, ownership of other Subsidiaries or the like.  All of the operating assets of the business maintained by the Borrower in the United States are owned or leased by the Borrower.

Section 5.5  Compliance with Law

5.5 (a)  They are, and at all times during the past have been, in compliance in all material respects with all laws, governmental rules and regulations applicable to their business and properties, including those relating to environmental protection.

5.5(b)  They are, and at all times during the past have been, in compliance in all material respects with all requirements of the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq., including, but not limited to, those regulations promulgated by the Architectural and Transportation Barrier Compliance Board at 36 CFR 1191 et seq., and by the Department of Justice at 28 CFR 36 et seq.

Section 5.6  No Adverse Restrictions

They are not subject to any provision in their Operating Documents, any contract (other than a Loan Document),  mortgage, lease, judgment, court order, rule or regulation, or any other restriction of any kind (other than tax and other laws affecting businesses generally) that is now, or could reasonably be expected to become in the future unduly burdensome or which could reasonably be expected to materially and adversely affect their business and properties, the results of their operations or  their ability to fulfill any obligations in this Agreement or in any document relating thereto.  No material contract, instrument, understanding, judgment, statute, court order, rule or regulation to which they are a party or by which they are bound has been or will be violated or breached by the execution and performance of this Agreement.

Section 5.7  Taxes and Tax Returns

5.7(a)  They have filed all federal and state tax returns which were required to be filed as of the date of this Agreement.

5.7(b) The provisions for taxes shown in the Delivered Financials are sufficient to satisfy all taxes due and all assessments received for all periods ended on or prior to the dates thereof.

5.7(c) As of the date of this Agreement, no taxes are due from Borrower and no tax liabilities have been assessed or proposed against Borrower which either remain unpaid or are not otherwise provided for in the Delivered Financials.

5.7(d) They are not aware of any basis upon which any assessment for a material amount of additional taxes can be made against them based on their current sales, revenues, payroll, gains, income, franchises, valuations and other taxable items (other than increases in taxes, levies and other governmental charges affecting businesses generally).

5.7(e) They have not signed any extension agreement with the Internal Revenue Service or any governmental authority or given any waiver of a statute of limitations with respect to the payment of taxes.

5.7(f) The results of any governmental examination or audit of tax returns prior thereto are properly reflected in the Delivered Financials  in accordance with GAAP.

5.7(g) All taxes which they are required by law to withhold or collect (the “Withholding Taxes”) have been duly withheld and collected in all material respects.  To the extent required, they have paid over the Withholding Taxes to the proper governmental authorities on a timely basis or have reflected them as a liability in the Delivered Financials in accordance with GAAP.

Section 5.8  Title to Collateral

The Borrower has good and marketable title to all of its tangible and intangible assets subject only to the Permitted Liens.  The Borrower has good and marketable title and rights to the Collateral except for the Permitted Liens.  The Borrower has the right and power to grant the security interests in and to the Collateral provided by or referred to in this Agreement.  Except for the Permitted Liens, none of the Collateral is or is about to become subject to any other assignment, mortgage, pledge, lien, security interest, lease or encumbrance by virtue of the execution or performance of this Agreement.

Section 5.9  Use of Proceeds of the Revolving Loan

5.9(a)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.  The proceeds of the Revolving Loan are not intended by the Borrower to be used to purchase or carry any margin stock or to reduce or retire any indebtedness incurred for such purpose.  If requested by Agent, the Borrower has furnished to Agent statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U to the foregoing effect.

5.9(b)  The Borrower is a “United States person(s)” and does not intend to apply the proceeds of the Revolving Loan directly or indirectly to the “acquisition” of “stock” of a “foreign issuer” or “debt obligation” of a “foreign obligor”, as such terms are defined in the United States Interest Equalization Tax Act, or to take or permit any other action which would subject Agent to the tax imposed by said Act.

5.9(c)  The Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.  The application of the proceeds and repayment thereof of the Revolving Loan by the Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

5.9(d)  The Revolving Loan has been requested by Borrower for working capital business purposes (and not for personal, household or family purposes) and to retire indebtedness owed to Webster Business Credit Corporation.

Section 5.10  ERISA

Borrower is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the related provisions of the Internal Revenue Code, and with all regulations and published interpretations issued thereunder by the United States Treasury Department, the United States Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”).Neither a reportable event as defined in Section 4043 of ERISA, nor a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, has occurred and is continuing with respect to any employee benefit plan subject to ERISA established or maintained, or to which contributions have been or may be made, by Borrower or by any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA (any such trade or business being referred to as an “ERISA Affiliate,” and any such employee benefit plan being referred to as a “Plan”).  No notice of intention to terminate a Plan has been filed nor has any Plan been terminated;  the PBGC has not instituted proceedings to terminate, or to appoint a trustee to administer, any Plan, nor do circumstances exist that constitute grounds for any such proceedings; and neither Borrower nor any ERISA Affiliate has completely or partially withdrawn from any multiemployer Plan described in Section 4001(a) (3) of ERISA.  Borrower and each ERISA Affiliate has met the minimum funding standards under ERISA with respect to each of its Plans; no Plan of Borrower or of any ERISA Affiliate has an accumulated funding deficiency or waived funding deficiency within the meaning of ERISA; and no material liability to the PBGC under ERISA has been incurred by Borrower or any ERISA Affiliate.

Section 5.11  OSHA

Borrower has duly complied with, and its facilities, business, leaseholds, equipment and other property are in compliance in all material respects with, the provisions of the federal Occupational Safety and Health Act (“OSHA”) and all rules and regulations thereunder and all similar state and local laws, rules and regulations; and there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under any such law, rule or regulation.

Section 5.12  Inventory

The Inventory of the Borrower consists of items of a quality and quantity usable or saleable in the ordinary course of its business and is in compliance with the Fair Labor Standards Act.  The value of obsolete items, items below standard quality and items in the process of repair have been written down to realizable market value, or adequate reserves have been provided.  The value of Inventory reflected on the Delivered Financials is set at the lower of cost or market in accordance with GAAP.

Section 5.13  Accounts

The most recent list of Accounts of the Borrower delivered to Agent is complete, and contains an accurate aging.  All of the billed Accounts are collectible, are subject to no undisclosed counterclaims or setoffs of any nature whatsoever, and require no further action to constitute such accounts as due and owing by the account debtors.  None of the Accounts includes any conditional sales, consignments or sales on any basis other than that of an absolute sale in the ordinary and usual course of business, except as otherwise noted.  No agreement has been made with any customer under which any deductions or discounts may be contractually claimed except regular discounts and concessions in the usual course of business.

Section 5.14  No Consents or Approvals Needed

Under the state of the applicable law at the time of the signing of this Agreement, no approval, consent, authorization, or notice by or to any party, including a governmental entity, is required in connection with this Agreement and the consummation of the transactions and matters covered by this Agreement.

Section 5.15  Environmental Compliance

5.15(a)  None of the Collateral or real or personal property owned or occupied by them ever been used by previous owners or operators to refine, produce, store, handle, transfer, process or transport hazardous substances, hazardous wastes, pollutants or other related substances as those terms are defined by state or federal law.  The Borrower has not nor intends to use any of its Collateral or real or personal property owned or occupied by it for the purpose of refining, producing, storing, handling, transferring, processing or transporting such hazardous substances, hazardous wastes, pollutants or other related substances.

5.l5(b)  No friable asbestos or any substance containing asbestos deemed hazardous by federal or state regulations has been installed in the Collateral.

5.15(c)  Neither the Collateral or real or personal property owned or occupied by them are in violation of or subject to any existing, pending, or, to their best knowledge, threatened investigation or inquiry or to any remedial obligations under any federal or state laws pertaining to health or the environment, including, but not limited to the Hazardous and Solid Waste Amendments of 1984 Pub. L98-616 (42 U.S.C. 699 et. seq., as amended); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et. seq., as amended) and the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq., as amended); (all such federal, state, county, municipal or other laws, ordinances or regulations are hereinafter collectively referred to as the “Environmental Laws”).

5.15(d)  They have not obtained and are not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment by reason of any Environmental Laws.

5.15(e)  None of the Collateral or real or personal property owned or occupied by them has, is now or is intended to be used as a major storage facility or for the operation of a hazardous substance or waste disposal facility as those terms are defined by any Environmental Laws.

5.15(f)  No lien or claim has been attached to or made against them, any revenues, the Collateral or any real or personal property owned or occupied by them for damages or cleanup and removal costs, as those terms are defined by any Environmental Laws arising from an intentional or unintentional act or omission of them or any previous owner or operator of their real or personal property resulting in the releasing, spilling, pumping, pouring, emitting, emptying, discharging or dumping of hazardous substances, hazardous wastes, pollutants or other related substances as those terms are defined by any Environmental Laws.

5.15(g)  Neither they nor any occupant has taken any intentional or unintentional act or omission resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging or dumping of hazardous substances, hazardous wastes, pollutants or related substances as those terms are defined by any Environmental Laws.

Section 5.16 Identification of the Borrower and Domestic Subsidiaries

5.16(a)  Schedule 2 annexed hereto sets forth a complete and accurate list of all names by which the Borrower and Domestic Subsidiaries are known or under which they are conducting business, including, without limitation,  fictitious names, alternate names and trade names.  Schedule 2 sets forth all of the federal tax identification numbers of the Borrower and Domestic Subsidiaries, and their organizational numbers (if any) assigned by the state of their organization.

5.16(b)  Schedule 2 annexed hereto sets forth a complete and accurate list of all offices and locations at which they conduct any of their business or operations, the locations of all Collateral and records relating to Collateral and their chief executive office, if any.

5.16(c)  They have not, within the six (6) year period immediately preceding the Effective Date, changed their name, been the survivor of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity except as otherwise set forth in Schedule 2.

5.16(d)  All of the issued and outstanding capital stock or other ownership interests of the Borrower is owned and registered as otherwise disclosed in writing by or on behalf of the Borrower.  Schedule 2 annexed hereto sets forth a complete and accurate list of all Domestic Subsidiaries of the Borrower and attaches copies of all applicable shareholder agreements (if any) among the Borrower and its Domestic Subsidiaries.

5.16(e) Schedule 2 annexed hereto sets forth the North American Industry Classification System Code(s) (“NAICS”) applicable to the properties and operations of Borrower.

Section 5.17  Duration and Effect of Representations and Warranties

5.17(a)  The representations and warranties made to Agent in this Article 5 are to be true, accurate and complete for the duration of the term of this Agreement, and in particular, apply at each time borrower requests an advance of the Revolving Loan.

5.17(b)  None of the representations, warranties or statements made to Agent in this Agreement or in connection with this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made not misleading.

ARTICLE 6.  COVENANTS TO AGENT

In order to induce Lenders to execute this Agreement, the Borrower, for itself, and its Domestic Subsidiaries (collectively, “they”, “them”, or “their”) makes the following affirmative covenants to Lenders:

Section 6.1  Payment of Debt

Borrower is to pay all of its obligations, including the Debt to Lenders, when due in accordance with such documents evidencing or documenting such obligations including but not limited to, this Agreement.

Section 6.2  Change of Financial Conditions

Any fact or circumstances which could reasonably be expected to have or create a Material Adverse Effect on them are to be immediately brought to the attention of Agent.

Section 6.3  Litigation

They are to within ten (10) days following knowledge thereof notify Agent if any judgments, lawsuits, losses, claims, judicial proceedings, investigations, complaints, notices, or citations including but not limited to, those relating to occupational health, safety, or environmental protection, are pending or threatened  in an amount claimed of $250,000.00 or more in excess of insurance coverage, individually or in the aggregate.

Section 6.4  Organization and Standing

They are to continue to be duly licensed or qualified to do business in each jurisdiction in which qualification is required by law, and to continue to be in good standing and will preserve legal existence.

Section 6.5  Compliance with Law

They are to comply in all material respects with all laws, governmental rules and regulations applicable to their business (including collection of Accounts) and properties.

Section 6.6   Taxes

They are to make due and timely payment of all Federal, State and local taxes and assessments required by law and to execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit of any such taxes or assessments.

Section 6.7  Reports

They are to provide to Agent (for Agent or governmental authority having jurisdiction) in form and substance satisfactory to Agent:

6.7(a)  As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of SPAR Group, Inc., its Annual Report on Form 10-K containing a consolidating and consolidated balance sheet as of the end of such year and statements of income, cash flows and changes in equity for such year (all in reasonable detail and with all notes and supporting schedules), prepared on a certified audited basis by an independent certified public accountant satisfactory to Agent (it being agreed that Rehmann Robson is satisfactory) and attested to in accordance with Sarbanes-Oxley by the chief financial officer of SPAR Group, Inc. as presenting fairly its financial condition as of the dates and for the periods indicated and as having been prepared in accordance with GAAP, except as may be otherwise disclosed in such financial statements or the notes thereto.  SPAR Group, Inc. is to also deliver a certificate as to its compliance with all applicable financial covenants herein (containing detailed calculations of all financial covenants) for the period then ended and whether any event of Default exists, and, if so, the nature thereof and the corrective measures SPAR Group, Inc. proposes to take (“Compliance Certificate”);

6.7(b)  As soon as available, but in no event later than sixty-five (65) days after the end of the first, second and third quarterly fiscal periods of SPAR Group, Inc., its then current Quarterly Report on Form 10-Q containing a consolidating and consolidated balance sheet as of the end of such period and statements of income, cash flows and changes in equity for such period commencing at the end of the previous fiscal year and ending with the end of such period (all in reasonable detail and with all notes and supporting schedules),  prepared on a reviewed basis by an independent certified public accountant satisfactory to Agent, as presenting fairly SPAR Group, Inc.’s financial condition as of the dates and for the periods indicated and as having been prepared in accordance with GAAP, except as may be otherwise disclosed in such financial statements or the notes thereto, attested to in accordance with Sarbanes-Oxley  by the chief financial officer of SPAR Group, Inc.;

6.7(c) As soon as available, but in no event later than one hundred twenty (120) days  after the end of each fiscal year of Borrower, a consolidating balance sheet as of the end of such period and statements of income, cash flows and changes in  equity for such period commencing at the end of the previous fiscal year and ending with the end of such period (all in reasonable detail and with all notes and supporting schedules) prepared by the Borrower and certified as a fair presentation by the chief financial officer of the Borrower, and accompanied by a Compliance Certificate;

6.7(d) As soon as available, but in no event later than sixty-five (65) days after the end each fiscal quarter of Borrower, a consolidating balance sheet as of the end of such period and statements of income, cash flows and changes in equity for such period commencing at the end of the previous fiscal quarter and ending with the end of such period (all in reasonable detail and with all notes and supporting schedules) prepared by the Borrower, certified as a fair presentation by the chief financial officer of the Borrower, and accompanied by a Compliance Certificate;

6.7(e) On or before the tenth (10th) day of each month (and more frequently if requested by Agent or desired by Borrower), a borrowing base certificate in form and substance satisfactory to Agent certifying the face amount of all Qualified Accounts in the aggregate, and on or before the twentieth (20th) day of each month, a borrowing base certificate in form and substance satisfactory to Agent certifying the face amount of all unbilled Qualified Accounts in the aggregate;

6.7(f) On or before the tenth (10th) day of each month, a detailed aging report setting forth the amount due and owing on Accounts on the Borrower’s books as of the close of the preceding month, together with a reconciliation report satisfactory to Agent showing all sales, collections, payments and adjustments to Accounts, together with a current list of names and addresses of all account debtors on the Borrower’s books as of the close of the preceding month;

6.7(g) On or before the tenth (10th) day of each month, a detailed aging report setting forth the amount due and owing on the Borrower’s accounts payable on the Borrower’s books as of the close of the preceding month, together with a reconciliation report satisfactory to Agent showing all purchases, payments and adjustments to accounts payable on the Borrower’s books as of the close of the preceding month;

6.7(h) On a weekly basis (and more frequently as requested by Agent), reports and supporting documents evidencing the Borrower’s sales, credits, remittances and collections and all other adjusting entries in form and substance satisfactory to Agent;

6.7(i) Immediately, notice of any change in the status any material Account from one that is Qualified to one which is not;

6.7(j) Immediately, notice of the rejection of goods, delay in performance, or claims made in regard to Accounts in any material respect;

6.7(k) Immediately, notice, in such form acceptable to Agent, stating such information and attaching such pertinent documentation as to any and all claims, citations, demands, notices or events, the occurrence of which would make any representation, warranty or covenant of them to be untrue or incapable of performance.

6.7(l) Upon demand:

(A) Certificates of insurance and loss payable endorsements for all policies of insurance to be maintained pursuant to this Agreement;

(B) An estoppel certificate executed by an authorized representative of them indicating that there then exists no event of Default and no event which, with the giving of notice or lapse of time, or both, would constitute an event of Default under any material agreement to which they are a party; not less than quarterly, such estoppel certificate must specify that there then exists no event(s) of Default defined in this Agreement;

(C) All original and other documents evidencing right to payment or evidencing Accounts, including but not limited to invoices, original orders, shipping and delivery receipts;

(D) All information received by the Borrower affecting the financial status or condition of any account debtor;

(E) Assignments, in form acceptable to Agent, of all Qualified Accounts, and of the monies due or to become due on specific contracts; and

6.7(m) From time to time such information as Agent may reasonably request, including cash flow analysis and information otherwise to be submitted in accordance with this Section; in addition, financial projections within thirty (30) days following the end of each fiscal year of SPAR Group, Inc.

6.7(n) Promptly after preparation or receipt:

(A) Upon the request of Agent, copies of all material reports and notices, other than routine annual reports, which the Borrower files with or receives under ERISA, OSHA or any occupational safety, pension or retirement, or Environmental Laws; and

(B) Copies of any statement or report (other than routine interest invoices) furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Agent pursuant to this Agreement.

6.7(o) At the request of Agent, SGRP  is to provide to Agent certified copies of its current federal income tax returns within fifteen (15) days of filing of same.

Section 6.8  Access to Records and Property

At any time and from time to time, upon the request by Agent at least five (5) banking days notice to Borrower (absent a Default), they are to give any representatives of Agent or independent contractor selected by Agent access during normal business hours (and after Default at any time) to examine, audit, copy or make extracts from, any and all books, records and documents in their possession relating to their affairs and the Collateral, and to inspect any of their properties wherever located at the expense of Borrower, payable upon demand by Agent. From time to time with at least fifteen (15) days prior notice to Borrower (absent a Default), but not more than three (3) times per year (and after Default at any time), Agent may conduct a field examination and appraisal of the Collateral. Agent may engage the services of an appraiser in providing the current appraisal which expense is to be paid by Borrower upon demand by Agent.  All such expenses relating to the foregoing are payable by the Borrower upon demand and are part of the Debt.

Section 6.9  [Intentionally omitted]

Section 6.10  Preservation of Title to Collateral

They are to immediately notify Agent of any material loss or damage to, or any occurrence which would adversely affect the security interest of Agent in and to the Collateral.  The Collateral is to be free and clear of all assignments, mortgages, pledges, liens, security interests, leases, or encumbrances, in each case except for any Permitted Lien.  The Borrower is to continue to maintain good and marketable title to the Collateral, except for any Permitted Lien or as otherwise provided in this Agreement or any other Loan Document, at the sole expense of the Borrower.

Section 6.11  Financial Records and Location of Collateral

They are to maintain true, accurate and complete books, records, and accounts of their business affairs in accordance with GAAP.  The Borrower is to keep accurate records of the Collateral, which records are at all times to be physically located at the office of the Borrower in Auburn Hills, Michigan, set forth on Schedule 2.  All tangible Collateral is to be physically located at the addresses of the Borrower set forth on Schedule 2, unless otherwise agreed by Agent and documented to the satisfaction of Agent.

Section 6.12  Condition of Buildings and Collateral

All Collateral is to be used solely by the Borrower in connection with its business.  The Borrower is to maintain the Collateral and they are to maintain in all material respects their buildings, plants, improvements and structures in good condition, repair and in compliance with all zoning laws, ordinances, and regulations of governmental authorities having jurisdiction.

Section 6.13  Insurance

6.13(a) The Borrower (and its Domestic Subsidiaries, if any) is to maintain in full force and effect on the Collateral (and on all of its other assets, if requested by Agent), the following insurance:

(i)  Comprehensive general public liability insurance in an amount not less than that amount acceptable to Agent;

(ii)  “All-Risk” coverage policy of fire, pilferage, theft, burglary, loss in transit, title and extended coverage hazard insurance (together with vandalism and malicious mischief endorsements) in an aggregate amount not less than 100% of the agreed upon full insurable fair market value of the Collateral;

(iii)  If the Collateral is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, flood insurance in an amount not less than the outstanding principal balance of the Revolving Loan or the maximum limit of coverage available, whichever amount is less;

(iv)  Business interruption and/or loss of rental insurance sufficient to pay, during the period of interruption or loss, normal operating expenses in connection with the Collateral;

(v)  Boiler and machinery insurance covering vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment in such amounts as Agent requires from time to time, provided that such equipment is part of the Collateral; and

(b)  Each insurance policy required under this Section 6.13 is to be written by insurance companies authorized or licensed to do business in New York reasonably acceptable to Agent, and is to be on such forms and written by such companies as reasonably approved by Agent.

(c)  Each insurance policy required under this Section 6.13 providing insurance against loss or damage to property is to be written or endorsed so as to (i) contain a New York secured party, or loss payee endorsement, as the case may be, or its equivalent, and (ii) make all losses payable directly to the Agent, without contribution, in such form as may be reasonably acceptable to Agent.

(d)  Each insurance policy required under this Section 6.13 providing public liability coverage is to be written and endorsed so as to name the Agent as an additional insured, as its interest may appear.

(e)  Each insurance policy required under this Section 6.13 is to contain a provision to the effect that such policy is not to be canceled, altered or in any way limited in coverage or reduced in amount unless the Agent is notified in writing at least thirty (30) days prior to such change.  At least thirty (30) days prior to the expiration of any such policy, the Borrower is to furnish evidence satisfactory to the Agent that such policy has been renewed or replaced or is no longer required by this Section.

(f)  Each insurance policy required under this Section 6.13 (except flood insurance written under the federal flood insurance program) is to contain an endorsement by the insurer that any loss is to be payable to Agent, as its interest may appear, in accordance with the terms of such policy notwithstanding any act or negligence or breach of any warranty of or by the Borrower which might otherwise result in forfeiture of said insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim, deduction or subrogation against the Borrower (so as not to interfere with Agent’s rights).

(g)  In the event of loss or damage to the Collateral, the proceeds of any insurance provided hereunder is to be applied as set forth in Section 6.13(k); except that if there is a public liability claim, the proceeds of any insurance provided hereunder is to be applied toward extinguishing or satisfying the liability and expense incurred in connection therewith.

(h)  The Borrower is not to take out any separate or additional insurance with respect to the Collateral which is contributing in the event of loss unless it is properly compatible with all of the requirements of this Section.

(i)  Borrower is to pay the premiums on the policies therefor as they become payable, and is to deliver to Agent such policies, with standard clauses in favor of Agent attached.

(j)  Each insurance policy required under this Section 6.13 is to be written and endorsed  to provide that the intentional actions of Borrower are not to affect the insurable interest of Agent or prevent payment of the proceeds of the policy to Agent.

(k) Agent is entitled to receive all casualty insurance proceeds, and, at its option, to apply the same on account of the Debt and/or to reimburse Borrower for the cost of the replacement or repair of the Collateral.

 (l)  In no event is Agent required either to (i) ascertain the existence of or examine any insurance policy, or (ii) advise Borrower in the event such insurance coverage does not comply with the requirements of this Agreement.

Section 6.14  Payment of Proceeds

6.14(a)  Upon receipt of any or all proceeds of the Collateral, the Borrower is to pay such proceeds directly to Agent. Any proceeds of Collateral received by the Agent not constituting either (x) a specific payment of principal, interest or  fees, (y) a mandatory prepayment, or (z) after a

Default has occurred and the Agent so elects or the Required Lenders so direct, such funds are to be applied ratably first, to pay any fees, indemnities, or expense reimbursements relating to the Debt including amounts then due to the Agent from the Borrower relating to the Debt, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower,  third, to pay interest due in respect of any Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Revolving Loan (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Revolving Loan (other than the Overadvances and Protective Advances), and seventh, to payment of any other amounts owing with respect to the Debt.  Following a Default,  Section 10.2 otherwise applies.

6.14(b)  At the election of the Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 6.14(a), and other sums payable hereunder, may be paid from the proceeds of advances made hereunder whether made following a request by the Borrower or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Agent or Lenders.  The Borrower hereby irrevocably authorizes (i) the Agent to make an advance for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Revolving Loan and Debt and agrees that all such amounts charged constitute a Revolving Loan (but such advance  may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.5) and that all such advances will be deemed to have been requested and (ii) the Agent to charge any deposit account of the Borrower maintained with the Agent or Lenders for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Debt.

6.14(c)  If any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of the Revolving Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of the Revolving Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion is deemed to purchase (for cash at face value) participations in the Revolving Loan of other Lenders to the extent necessary so that the benefit of all such payments be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loan and Pro Rata Percentage; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph will not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of the Revolving Loan to any assignee.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

6.14(d)  The proceeds of any and all lawsuits, including those derived from the Safeway, Inc. litigation, may be used by the Borrower for any lawful purpose notwithstanding any restrictions otherwise provided in this Agreement (including but not limited to those restrictions set forth in Sections 7.1 and 7.12 hereof) and need not be applied by Borrower to the reduction of the Revolving Loan provided that (i) there is no Default and (ii) after giving effect to such use of the proceeds by the Borrower permitted hereby, the Borrower has the ability to borrow an amount not less than $500,000.00 computed by a formula equal to the Borrowing Base minus the sum of all outstanding unpaid advances thereunder.

Section 6.15  Further Assurances

6.15(a)  They are to execute and/or hereby consent to the execution and filing by Agent of such further instruments and documents, including Uniform Commercial Code financing statements, as may be required by Agent in order to render effective the terms and conditions of this Agreement.  Any such Uniform Commercial Code financing statements are to be filed in such locations as Agent may require, at Borrower’s sole expense.  If requested, the Borrower is to provide Agent with satisfactory authorization of such filing(s) prior to any advance under the Revolving Loan.

6.15(b)  Borrower will immediately notify Agent in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim.  Such notification must include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the document number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim.  Borrower is to execute and deliver to Agent all documents and/or agreements necessary to grant Agent a security interest in such Commercial Tort Claim to secure the Debt.

6.15(c)  Borrower is to provide Agent with satisfactory evidence that any common law or statutory liens affecting any of the Collateral (other than any Permitted Lien), including, but not limited to landlords lien or materialman’s lien, have been subordinated in favor of Agent’s security interest or adequate reserves established in the discretion of Agent prior to any advance under the Revolving Loan.

6.15(d)  In the event the Borrower creates any bailment, Borrower will provide Agent with true copies of all documents (negotiable or non-negotiable) evidencing such bailment together with evidence that such bailee has acknowledged that they hold Collateral for the benefit of Agent if required by Agent.

Section 6.16  Identification of Collateral

If requested by Agent, the Borrower is to cause each material good included in the Collateral to be kept numbered and identified in order to protect the security interest of Agent in and to such Collateral.

Section 6.17  Delivery of Documents

If any of the Accounts are evidenced by notes, trade acceptances, instruments or documents, or if any Inventory is covered by documents of title or chattel paper held by Borrower, on demand of Agent, Borrower is to immediately collaterally endorse and deliver them to Agent in trust for Borrower.  The Borrower is to waive protest against Lenders regardless of the form of the endorsement.  If the Borrower fails to endorse any instrument or document after such demand, Agent is authorized to endorse it on behalf of the Borrower. Agent may establish temporary reserves pending Borrower’s compliance with such a demand under this Section.

Section 6.18  Government Contracts

If any of the Collateral arises out of contracts with the United States, or any of its departments, agencies or instrumentalities, the Borrower is to notify Agent and execute any necessary instruments or documents requested by Agent in order to insure that all monies due or to become due under such contracts are to be made payable to Agent and that proper notice of such assignment is given under applicable Federal law.

Section 6.19 Trademarks, Patents and Copyrights

If any of the Collateral consists of trademarks, patents or copyrights, and to the extent that the Borrower is the sole owner thereof and the only party which has rights to use or license such Collateral, the Borrower is to:

(a)  comply with all applicable federal and state law regulating the maintenance and quality;

(b)  execute such documents and take such other actions necessary to extend the Collateral to any newly issued trademarks, patents or copyrights;

(c)   maintain the exclusive right to use the trademarks, patents and copyrights;

(d)  execute such documents to collaterally assign to Agent all of the Borrower’s rights to the trademarks, patents and copyrights in the event of a Default.  Among other things, the Borrower consents to the execution of the Patent and Trademark Collateral Assignment (if attached hereto as Exhibit “B”) by Agent following a Default if the same is not executed by SPAR Trademarks, Inc., upon the demand of the Agent.

Section 6.20  Fees.

(a)  Closing Fee.   Borrower is to pay Agent, for the ratable benefit of Lenders, a closing fee of $32,500.00 payable upon the Effective Date of this Agreement, payment of one-half of which is hereby acknowledged by Agent.  The closing fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(b) Facility Fee.   Borrower is to pay Agent, for the ratable benefit of Lenders, a Facility Fee of $5,000.00 one (1) year following the Effective Date and on the same date each year thereafter during the term of this Agreement. The Facility Fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(c) Collateral Management Fee.  Borrower is to pay Agent a Collateral Management fee equal to $750.00 per month commencing on the first day of the month following the date of this Agreement and on the first day of each month thereafter during the term of this Agreement.  The Collateral Management fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(d) Field Examination Fee.  Borrower is to pay Agent a field examination fee of $850.00 per man/day, plus expenses, not to exceed $10,200.00 per year (which limitation does not apply following an event of Default). The field examination fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(e) Lockbox/Scanner Fee.  Borrower is to pay Agent a lockbox/scanner fee of $750.00 per month, payable monthly in arrears. The lockbox/scanner fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(f) Unused Line Fee.   Borrower is to pay Agent, for the ratable benefit of Lenders, an annual unused line fee equal to 0.25% of the difference between the Borrowing Base and the amount of advances outstanding on account of the Revolving Loan, payable monthly in arrears.  The unused line fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(g)   Overadvance Fee.  Borrower is to pay Agent, for the ratable benefit of Lenders, a monthly fee on the first day of each month equal to one and one-half (1 ½%) percent of the maximum amount of any Overadvances during the preceding month.  The overadvance fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

(h)  Deficiency Fee.  Borrower is to pay Agent a monthly fee on the first day of each month equal to the Prime Rate plus three (3%) percent of the difference between required minimum deposit balances in accordance with Section 1.3(f) hereof and the actual (if less) average monthly deposit balances maintained by the Borrower during the preceding month. The deficiency fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason.

Section 6.21  Duration of Covenants

The covenants made in this Article 6 are to be true, accurate and complete as of the Effective Date and are to be true, accurate and complete for the duration of the term of this Agreement.

ARTICLE 7.  COVENANTS TO AGENT
REGARDING PROHIBITED TRANSACTIONS

In order to induce Lenders to execute this Agreement, the Borrower, for itself,  and its Domestic Subsidiaries (collectively, “they”, “their” or “them”) makes the following negative covenants to Lenders:

Section 7.1  Merger or Consolidation

The Borrower is not to merge with, consolidate with, or acquire any assets of any other corporation, partnership, or entity except for the purchase of assets in the ordinary course of business, nor acquire all or substantially all of the assets or stock of any other corporation, partnership, or entity without the prior written consent of Agent.  Notwithstanding the foregoing, upon not less than thirty (30) days prior written notice to Agent, Borrower may merge any or all of its Inactive Subsidiaries and/or Domestic Subsidiaries into one another or into a Borrower or an Affiliate provided that such merger does not cause or result in a Material Adverse Effect and provided that the parties thereto execute such documents reasonably requested by Agent to avoid a Material Adverse Effect.  Further notwithstanding the foregoing, (i) SGRP or any Domestic Subsidiary which is a Borrower may acquire assets or the business of another corporation, partnership or entity organized and operating inside the United States provided that the funds utilized therefor are derived solely from Approved Subordinated Debt (as defined below), and (ii) SPAR Group International, Inc. or any Foreign Subsidiary may acquire assets or the business of another corporation, partnership or entity organized and operating outside the United States provided that the funds utilized therefor are not derived from the proceeds of Collateral and are derived solely from any one or more of the operations or debt of the Borrower’s Foreign Subsidiaries organized and operating outside the United States or Approved Subordinated Debt (it being understood, however, that any such funds may be returned to a Borrower for the purpose of repaying the Revolving Loan and reborrowed thereafter in accordance with the terms and conditions of this Agreement; when reborrowed, such funds are not to be deemed proceeds of Collateral if segregated by the Borrower and are not subject to the use restrictions provided in this Agreement); in each case following submission to Agent of a Compliance Certificate based upon a pro forma analysis of the effect of such acquisition.  “Approved Subordinated Debt” shall mean indebtedness of the Borrower pursuant to documents and subordinated in writing to the Debt in form and substance reasonably acceptable to the Agent.  “Subsidiary(ies)” means any corporation, partnership or entity in which SGRP (directly or indirectly through one or more other Subsidiaries) owns, controls or has the right to control or vote fifty (50%) percent or more of the outstanding ownership interests having general voting power under ordinary circumstances and/or to elect directors or the equivalent, irrespective of whether or not all the time ownership interests of any other class or classes has or might have voting power by reason of the happening of any contingency.

Section 7.2  Sale of Assets

Other than the sale or lease of Inventory or Equipment in the ordinary course of business, the Borrower is not to sell, transfer or encumber any of its property or assets without the prior written consent of Agent.

Section 7.3  Other Liens

The Borrower is not to incur, create or permit to exist any mortgage, assignment, pledge, hypothecation, security interest, lien or other encumbrance on any of its property or assets, whether now owned or hereafter acquired (each a “Lien”), except for any and all Permitted Liens.

Section 7.4  Other Liabilities

The Borrower is not to incur, create, assume or permit to exist any Indebtedness or liability on account of either borrowed money, the deferred purchase price of property (other than customary trade terms), or the capital lease of assets or property for the conduct of business, except for any and all Permitted Indebtedness.

Section 7.5  Dividends and Capital Distributions

The Borrower is not to declare or pay any dividends or other distributions on its capital stock or ownership interests (other than to another Borrower), nor effect any redemption or other acquisition of any of its capital stock or other ownership interests.

Section 7.6  Guaranties

The Borrower is not to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the Indebtedness of any person, firm or entity except: (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (b) contingent obligations under letters of credit in the ordinary course of business for the purchase of merchandise for resale; or (c) any Permitted Guaranty.  Agent may, at any time hereafter, require that any or all of the Domestic Subsidiaries execute instruments of guaranty of the Debt.

Section 7.7  Revolving Loan or Investments

They are not to make any advances or loans to the Borrower’s officers, directors, partners or employees or any entity, other than each and all of the following: (a) any advance or loan pursuant to any Permitted Investment; and (b) any payment terms or other credit granted in the normal course of business to their customers.

Section 7.8  Impairment of Title to Collateral

The Borrower is not to sell, conditionally sell, sell on approval, consign, lease, encumber, transfer, remove from its premises set forth on Schedule 2 or otherwise dispose of any Collateral (other than Inventory and Equipment in the ordinary course of business or other than Accounts or instruments for collection, without recourse, and other than payment of monies for its debts and obligations, in each case in the ordinary course of business) without the prior written consent of Agent.  The Borrower is not to transfer or create Chattel Paper without placing a legend thereon indicating Agent’s security interest. In the event of such prior written consent by Agent, the Borrower is to promptly deliver the proceeds or other value received by the Borrower to Agent to reduce the amount of the Debt applied in the discretion of Agent.

Section 7.9  No Future Adverse Restrictions

The Borrower is not to change its status as a registered organization (if applicable), its Operating Documents, the nature of its business or its management structure, or create any Subsidiary or execute any contract, mortgage, lease or other agreement, that could reasonably be expected to have a Material Adverse Effect.

Section 7.10  Settlements

The Borrower is not to adversely compromise, settle or adjust any claims in a material amount relating to any of the Collateral, other than bad debt in the normal course of business,  without the prior written consent of Agent.

Section 7.11  Change of Location or Name

They are not to change the place where their books and records are maintained, change their name, change their location, as the term is now or hereafter defined in the Uniform Commercial Code, change the nature of their business in any material respect, or transact business under any other name without the prior written consent of Agent.  Within four (4) months of any permitted change, the Borrower is to authenticate or otherwise cooperate in any action deemed necessary by Agent to maintain its rights and security interests as provided in this Agreement.

Section 7.12  Affiliates

They are not to enter into or be a party to any transaction with any Affiliate or Foreign Subsidiary, or make any payment to or transfer any property or assets to any Affiliate (defined as any business, person, corporation, partnership or entity, whether organized or existing in the United States or elsewhere, affiliated by common ownership or interest, or familial lineage, and their successors and assigns), in each case excluding transactions in the ordinary course of business to (a)  any and all natural persons in the form of compensation or employee benefits pursuant to SGRP’s existing benefit plans and (b) with its Domestic Subsidiaries which are a Borrower, without the prior written consent of Agent.  Notwithstanding the foregoing: the Borrower may engage in the foregoing transactions in the ordinary course of business with (i) either or both SPAR Management Services, Inc. and SPAR Marketing Services, Inc., provided that such transactions are not more favorable than comparable transactions with any other party, and (ii) its Affiliates pursuant to existing intellectual property arrangements.  Further notwithstanding the foregoing, SGRP or any Domestic Subsidiary  which is a Borrower may make any payment to or transfer any property or assets to any Foreign Subsidiary provided that the funds utilized therefor are not derived from the proceeds of Collateral and are derived solely from any one or more of the operations or debt of the Borrower’s Foreign Subsidiaries organized and operating outside the United States (it being understood, however, that any such funds may be returned to a Borrower for the purpose of repaying the Revolving Loan and reborrowed thereafter in accordance with the terms and conditions of this Agreement; when  reborrowed, such funds are not to be deemed proceeds of Collateral if segregated by the Borrower and are not subject to the use restrictions provided in this Agreement).

Section 7.13 Change of Accounting Practices.

The Borrower is not to change its present accounting principles or practices in any material respect, except as may be required by changes in GAAP.

Section 7.14  Inconsistent Agreement.

The Borrower is not to enter into any agreement containing any provision that would be violated by the performance of Borrower’s obligations under this Agreement  or under any document delivered or to be delivered by it in connection therewith.

Section 7.15   Tangible Net Worth

The Borrower is not to cause or permit their combined Tangible Net Worth to be less than  $2,900,000.00 as of December 31, 2010, and to increase by less than fifty (50%) percent of their combined net profit each year thereafter; SGRP is not to cause or permit the consolidated Tangible Net Worth of SGRP and its Subsidiaries to be less than $4,300,000.00 as of December 31, 2010, and to increase by less than fifty (50%) percent of their consolidated net profit each year thereafter. The term Tangible Net Worth means, as of the time of any determination thereof, the difference between (a) the sum of (i) the par value (or value stated on its books) of the capital stock of all classes, plus (or minus in the case of a deficit) (ii) the amount of  surplus, whether capital or earned, plus (iii) the aggregate amount of all Approved Subordinated Debt, less (b) the sum of treasury stock, unamortized debt discount and expense, good will, trademarks, trade names, patents, deferred charges, leasehold improvements, inter-company debts and obligations, and other intangible assets, and any write-up of the value of any assets, all determined and combined or consolidated in accordance with GAAP.

Section 7.16  Capital Expenditures

The Borrower is not to enter into any agreement to purchase or pay for, or become obligated to pay for, capital expenditures in an amount aggregating in excess of $800,000.00 during any fiscal year.

Section 7.17  Maintenance of Indebtedness to Tangible Net Worth Ratio

               Neither the Borrower nor SPAR Group, Inc. is to create or suffer to exist its consolidated indebtedness to tangible net worth ratio, the numerator of which being Indebtedness, the denominator of which being Tangible Net Worth to be greater than (a) 3.0 to 1 for the Borrower and (b) 4.0 to 1 for SPAR Group, Inc.  The term “Indebtedness” is to be determined in accordance with GAAP and includes all items which should be and are included on the balance sheet in determining total liabilities, whether demand, installment, contingent, secured, unsecured, guaranteed, endorsed or assumed.

Section 7.18  No Year End Loss

The Borrower is not to cause or permit, on a consolidated basis, its year end operations to result in a loss or deficit, as determined in accordance with GAAP.

Section 7.19 Fixed Charge Coverage Ratio

                                The Borrower is not to cause or permit its Fixed Charge Coverage Ratio to be less than 1.0  to 1.0  as of the last day of each fiscal quarter for the twelve month period then ended.  The term “Fixed Charge Coverage Ratio” is to be determined in accordance with GAAP and means and includes with respect to any fiscal period the ratio of (a) (i) EBITDA of Borrower on a combined basis, minus (ii) Non-Financed Capital Expenditures made during such period (including, without limitation, expenditures for software) to (b) Fixed Charges.  “EBITDA” means for any period the sum of (i) earnings before interest and taxes for such period plus (ii) depreciation expenses of Borrower on a consolidated basis for such period, plus (iii) amortization expenses of Borrower on a consolidated basis for such period, plus (iv) cash received from Foreign Subsidiaries as recorded through intercompany, less (v) other income and/or expense related to extraordinary litigation, less (vi) allocation of expenses to the Foreign Subsidiaries as recorded through intercompany.  “Non-Financed Capital Expenditures” means capital expenditures not financed with proceed of purchase money financing permitted in Section 7.4.  “Fixed Charge” means the sum (without duplication” of (i) all interest payments made on the Revolving Loan hereunder, plus (ii) all dividends or other distributions to stockholders (if permitted by Agent) and other payments made or paid with respect to any indebtedness for money borrowed (excluding the principal amount of Revolving Advances but including all payments made on capitalized leases) during such period, plus (iii) income or franchise taxes paid in cash during such period, plus (iv) all capital contributions and/or loans made by any Borrower to any Foreign Subsidiary during such period which are otherwise permitted by this Agreement.

Section 7.20  No Violations of Environmental Statutes

They are not to cause or permit to exist a releasing, spilling, leaking, pumping, emitting, pouring, emptying, discharging, or dumping of a hazardous substance, hazardous wastes, pollutants or related substances as those terms are defined by any Environmental Laws, whether or not resulting in a lien or claim being attached or made against them for damages or cleanup costs.

Section 7.21  Violation of Representations, Warranties and Covenants

They are not to take any action or omit to take any action which could reasonably be expected to render any of their representations, warranties or covenants to be untrue or incapable of performance.

Section 7.22  Duration of Covenants Regarding Prohibited Transactions

The covenants made in this Article 7 are to remain in effect for the duration of the term of this Agreement.

ARTICLE 8.  MISCELLANEOUS RIGHTS AND DUTIES OF AGENT

Section 8.1  Charges Against Credit Balances

At any time prior to or following Default, Lenders, without notice, in their sole and absolute discretion, may charge, setoff and withdraw from any credit balance, Collateral or property which Borrower or (to the extent so provided in their Guaranty) the Guarantor may then have with Lenders or any Affiliate, any amount(s) which become due to Lenders or which are otherwise expended or advanced by Agent under this Agreement.

Section 8.2  Collections; Modification of Terms

At any time following Default, Agent, without notice, in its sole and absolute discretion, may make any compromises it deems desirable, or otherwise modify the terms or rights of the Borrower with respect to any of the Collateral without notice and without otherwise discharging or affecting the Debt.

Section 8.3  Notification of Account Debtors

At any time prior to or following Default, Agent may, in its sole and absolute discretion, without notice:  (1)  notify any account debtors on any of the Accounts to make payment directly to Agent, and/or enforce the Borrower’s rights of every type and nature as against any such account debtors or collateral which secures their obligations to Borrower; or (2) endorse all items of payment or Collateral received by Agent which are payable to the Borrower.  In the event that Agent elects to foreclose a mortgage securing any such account debtors’ obligations to Borrower, Agent may record a copy or abstract of this Agreement and an affidavit of default in the public records where such mortgage is recorded.    Until such time as Agent elects to exercise these rights, the Borrower is to act upon and protect the Collateral under the restrictions and terms of this Agreement only.

Section 8.4  Uniform Commercial Code

At all times prior to and following Default, Lenders are is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code as now or hereafter in effect in New York and in any other jurisdiction where Collateral is located.

Section 8.5  Preservation of Collateral

                                At any time prior to and following Default, Agent, without notice, in its sole and absolute discretion, may take any and all action which, in its sole and absolute discretion, is necessary and proper to preserve the Collateral, or Agent’s interests under this Agreement, and those duties of the Borrower imposed by this Agreement.  The Agent will endeavor to give the Borrower prior notice (which may be by telephone or telecopy) of any such payment or action and, absent circumstances where time may reasonably be said to be of the essence, an opportunity to perform; provided, however, that the failure to give such notice or time to perform shall not affect the validity of the payment or action or the reimbursement obligations of the Borrower with respect thereto.  Any sums so expended by Agent are to be secured by the Collateral and added to the Debt (“Protective Advances”). Such sums (including reasonable attorneys’ fees) are to be payable by the Borrower on demand with interest as a Revolving Loan at the highest interest rate set forth in this Agreement until repaid by Borrower.  Agent may also demand that escrow accounts be established to fund anticipated future expenditures.  At any time the Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance.  Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Lender is deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent will distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

Section 8.6  Mails

Following Default and acceleration of the Debt, Agent, without notice, in its sole and absolute discretion, is authorized to (and the Borrower is to, upon request of Agent) notify the postal authorities to deliver all of the Borrower’s mail, correspondence or parcels to Agent at such address as Agent may direct.

Section 8.7  Test Verifications

At any time prior to and following Default, Agent, without notice,  in its sole and absolute discretion, may, in its name or in the name of others, make test verifications of any and all Accounts in any manner and through any medium Agent considers advisable with or without the assistance of the Borrower.

Section 8.8  Power of Attorney

Agent is hereby irrevocably appointed and authenticated by Borrower as its lawful attorney and agent in fact to file, authenticate or execute financing statements and other documents and agreements as Agent may deem necessary for the purpose of perfecting any security interests, mortgages or liens under any applicable law.  The Borrower hereby grants a power of attorney to Agent to endorse the Borrower’s name on checks, notes, acceptances, drafts and any other documents or instruments requiring the Borrower’s endorsement, to change the address where the Borrower’s mail should be sent and to open all mail and to do such other acts and things necessary to effectuate the purposes of this Agreement when so permitted by the terms of this Agreement.  All acts by Agent or its designee are hereby ratified and approved, and neither Agent, nor its designee, is to be liable for any acts of omission or commission, or for any error of judgment or mistake unless the result of gross negligence or willful misconduct. The powers of attorney granted to Agent in this Agreement are coupled with an interest and are irrevocable during the term of this Agreement.  The Borrower acknowledges to and covenants and agrees with the Agent and Lenders that each power of attorney granted to Agent in this Agreement is in a non-statutory form requested by Agent that: (i) is expressly permitted for non-individuals by New York’s General Obligations Law (“NYGOL”) (Sections 5-1501 through 5-1503); (ii) the Borrower and Agent intend and desire to use even though not in the statutory form; (iii) contains powers given to the Borrower’s attorney in fact that may be materially different from, and will not necessarily be interpreted pursuant to, those described in such NYGOL sections because of its non-statutory form; and (iv) will (and is intended to) be effective whether or not it is ever notarized or acknowledged and irrespective of the form of notarization or acknowledgment used.  Whenever Agent deems it desirable that any legal action be instituted with respect to any Collateral or that any other extraordinary action be taken in an attempt to effectuate collection of any Collateral held in the Agent’s name, Agent may reassign the item in question to the Borrower (without recourse to Agent) and require the Borrower to proceed with such legal or other action, at the Borrower’s sole liability, cost and expense, in which event all amounts collected by the Borrower on such items are to, nevertheless, be treated as proceeds of Collateral.

ARTICLE 9.  DEFAULT

Section 9.1  Definition of Default

The Borrower is in default upon the occurrence of any or all of the following events, circumstances or determinations (each a “Default”).  The following Defaults are in addition to, and not in limitation of, any separately defined “Default” or “Event of Default” in any other Loan Document.

9.1(a) Upon the failure of the Borrower or the Guarantor to pay, when due, all or any part of Debt as set forth in any Loan Document evidencing the Debt executed between the Borrower and Agent;

9.1(b) Upon the failure of the Borrower or the Guarantor to observe or perform any covenant, term or condition required by this

Agreement or Loan Document as executed among the Borrower or Guarantor and Agent,;

9.1(c) Upon the occurrence of any Event of Default as defined in any document evidencing any other Indebtedness of the Borrower or Guarantor in a principal amount of more than $500,000 to any third parties, and the holder of such obligation or indebtedness declares, or has the right and reasonable grounds to declare, that such obligation or indebtedness has or will become due prior to its scheduled date of maturity;

9.1(d) Upon any breach of representation or warranty under any Loan Document in any material respect by the Borrower or Guarantor, or if any such representation or warranty is no longer true  in any material respect;

9.1(e) Upon the submission to Agent of any materially false or fraudulent statement by the Borrower or Guarantor, whether or not in connection with this Agreement;

9.1(f) [Intentionally Omitted];

9.1(g) Upon the termination, suspension, dissolution or the liquidation of any material business conducted by the Borrower or its Domestic Subsidiaries;

9.1(h) Upon the commencement by, against or respecting any Borrower, any Domestic Subsidiary, or any Guarantor, of any insolvency proceedings, bankruptcy proceedings, reorganization proceedings, assignment for the benefit of creditors, or proceedings of like character; or the appointment of a receiver, custodian or trustee as to any or all their assets; and in the event of any involuntary proceeding, if it has not been dismissed within sixty (60) days of the institution thereof (it being understood that no advances under the Revolving Loan will be made during such time unless an order from the Bankruptcy court acceptable to Agent has been issued or the Agent consents otherwise in its discretion);

9.1(i) Upon the occurrence of any event of Default otherwise defined in any separate instrument, document, or agreement existing now or in the future executed by or among the Borrower or Guarantor and Agent, or their Affiliate and its continuation beyond any grace period provided therein;

9.1(j) Upon the entry of any judgment against any Borrower or Guarantor in excess of $500,000 which remains unpaid, undischarged, unsatisfied, unbonded or undismissed following thirty (30) days after entry;

9.1(k) Upon the event that any or all of the assets of the Borrower or Guarantor, including, but not limited to the Collateral, are attached, distrained, levied upon or made subject to any lien not discharged, bonded, satisfied, dismissed or otherwise removed following thirty (30) days after attachment;

9.1(l)  [Intentionally omitted]

9.1(m) Upon the event of any material loss, repossession, reclamation, damage, theft, condemnation or destruction to any asset(s) of the Borrower or Guarantor in excess of any insurance proceeds received by the Agent;

9.1(n) Upon any change in control of SGRP or the ownership interests of SGRP in its Domestic Subsidiaries from that set forth in certificates executed and submitted on behalf of the Borrower contemporaneously herewith;

9.1(o) Upon the event that any indorser of any Loan Document (other than any Lender) or any Guarantor is determined, or seeks to determine, that it is to be no longer liable for its obligations as contemplated by this Agreement or other Loan Document;

9.1(p) Upon the retirement, disability or death of either Robert G. Brown or William H. Bartels unless within ninety (90) days thereof a replacement therefor reasonably acceptable to the Agent is retained by Borrower;

9.1(q) Upon the (i) event that the lockbox account is no longer in full force and effect, or (ii) cancellation or modification to any transfer instructions required under Section 1.5 hereof without the prior written consent of Agent, other than through any act or omission of or adverse financial change in the Agent or any Lender;

9.1(r)  Upon any investigation undertaken by any governmental entity, or if any indictment, charge or proceeding is filed or commenced by any governmental entity, whether criminal or civil, pursuant to Federal or State law against Borrower or Guarantor for which forfeiture of any of the property or assets of Borrower or Guarantor having a value separately or in the aggregate in excess of

$250,000 could reasonably be expected to be borne by them as a penalty;

9.1(s)  Upon the event that Borrower or its Domestic Subsidiaries take any action to authorize its liquidation or dissolution;

9.1(t) Upon the event that Borrower or Guarantor (a) becomes unable or fails to pay its debts generally as they become due, (b) admits in writing its inability to pay its debts, or (c) proposes or makes a composition agreement with creditors, a general assignment for the benefit of creditors, or a bulk sale;

9.1(u) In the event that, with respect to any Plan (as defined in Section 5.10 of this Agreement), there occurs or exists any of the events or conditions described in the following clauses (a) through (h) and such event or condition, together with all like events or conditions, could reasonably be expected  to subject Borrower to any tax, penalty or other liability that might, singly or in the aggregate, have a Material Adverse Effect :(a) a reportable event as defined in Section 4043 of ERISA, (b) a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, (c) termination of the Plan or filing of notice of intention to terminate, (d) institution by the Pension Benefit Guaranty Corporation of proceedings to terminate, or to appoint a trustee to administer, the Plan, or circumstances that constitute grounds for any such proceedings, (e) complete or partial withdrawal from a multiemployer Plan, or the reorganization, insolvency or termination of a multiemployer Plan, (f) an accumulated funding deficiency within the meaning of ERISA, (g) violation of the reporting, disclosure or fiduciary responsibility requirements of ERISA or the Internal Revenue Code, or (h) any act or condition which could result in direct, indirect or contingent liability to any Plan or the Pension Benefit Guaranty Corporation;

9.1(v)  Upon the event that Agent fails to have any or all of the security interests contemplated with respect to the Collateral set forth in this Agreement other than through any act or omission of the Agent or any Lender;

9.1(w)  at any time Agent in good faith deems itself reasonably insecure; or

9.1(x)  upon a material adverse effect on (a) the consolidated business (including prospects), assets, operations or financial condition of the Borrower, (b) the assets and financial condition of the Guarantor taken as a whole, (c) the ability of the Borrower or Guarantor to perform any of its obligations under this Agreement or any other Loan Document to which it is a party, (d) the Collateral, or the Agent’s security interests on the Collateral or the required priority of such Agent’s security interests (other than through any act or omission of the Agent or any Lender), or (e) the rights of or benefits available to the Agent or any Lender without its consent in respect of the Debt or Collateral under any Loan Document or applicable law  (each a “Material Adverse Effect”).

ARTICLE 10.  REMEDIES OF AGENT UPON DEFAULT

Section 10.1  Rights of Agent

Upon the occurrence and during the continuance of any Default, Agent, on its own or at the request of the Required Lenders, has the right to accelerate the maturity of the Revolving Loan and other Debt and specify the applicable Termination Date by sending written notice to Borrower (except that such acceleration shall be automatic in the case of any Default specified in Section 9.1(h) hereof), and thereafter, without further notice other than as required by applicable law or another provision of this Agreement or any other Loan Document:

10.1(a) Collection - To institute legal or deficiency proceedings or otherwise enforce its rights to collect the Debt against the Borrower or the Guarantor Obligations against the Guarantor.  If a judgment is entered in favor of Agent, the lien of the judgment relates back to the earliest date of perfection of the Agent’s security interests hereunder.

10.1(b) Set Off - To charge, setoff and withdraw from any credit balance that (i) the Borrower may then have with Agent, Lenders, or with any Affiliate thereof, such amounts as may be necessary to satisfy the Debt, or (ii) the Guarantor may then have with Agent, Lenders, or with any Affiliate thereof, such amounts as may be necessary to satisfy the Guarantor Obligations.

10.1(c) Existing Commitments - To terminate and cancel any existing Lenders’ commitment to the Borrower for a line of credit, Revolving Loan, or balance of the Revolving Loan and Lenders’ other executory obligations under this Agreement.

10.1(d) Assembly of Collateral - With or without judicial process, (i) to seize the Collateral or to require the Borrower to assemble the Collateral or (ii) to render the Collateral unusable without need for Agent to post a bond or security or (iii) to make the Collateral available at a Agent designated place for sale, lease, license or other disposition by Agent (and if such disposition is to Agent, at a public execution unless the Collateral is that customarily sold on a recognized market or the subject of widely distributed standard price quotations) to satisfy the Debt without any right of Borrower or (pursuant to the Guaranty) Guarantor to adjourn such disposition.  Any such sale, lease, license or other disposition may be made of the Collateral in its present condition or following any commercially reasonable preparation or processing at the expense of Borrower.

10.1(e) Disposition License - To exercise a royalty-free, non-exclusive license in the General Intangibles, including trade names, trademarks, copyrights, patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, which is hereby granted to Agent by Borrower for the sole purpose of the right to: (i) advertise and sell, lease, license or transfer any Collateral bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of any other Collateral or real property on which such Collateral may be located for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory.

10.1(f) Tax Notification - To sign the name of Borrower upon any local, state or federal agency information release form including, but not limited to, Tax Information Authorization Form 8821 of the Internal Revenue Service.

10.1(g) Cumulative Rights - To exercise all rights and remedies set forth in this Agreement or otherwise provided by law or other agreement (whether or not referred to in this Agreement) on a cumulative or simultaneous basis and in any order selected by Agent.

10.1(h) Rights of Transferee - A transferee who purchases, leases, licenses or otherwise receives the benefits of a disposition of Collateral after Default takes free of all Borrower’s rights and the rights of any subordinate security interest or lien.  A transferee is entitled to the recording of a transfer statement to document public notice of such disposition.

10.1(i) Right to Credit Bid – At all times, Agent has the contractual right to credit bid at any auction or foreclosure sale or proceeding regardless of the jurisdiction, venue, or the Court having jurisdiction.

Section 10.2  Application of Proceeds

The Agent is to apply the net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all expenses of such exercise as part of the Debt relating thereto) to the payment of the Debt in the following order:

(a)           first, to all unpaid expenses permitted by this Agreement or applicable law;

(b)           second, to all accrued and unpaid fees owed to the Agent and the Lenders;

(c)           third, to accrued and unpaid interest on the Debt;

(d)           fourth, to the unpaid principal amount of the Debt; and

(e)
any excess or amounts remaining are to be paid to any subordinate security interest or lien if the holder thereof supplies proof of its interest or lien and if the holder thereof makes an authenticated demand therefor before distribution and any balance thereafter is to be paid to Borrower unless Agent determines that reserves are warranted to implement the indemnification provisions of this Agreement.

Section 10.3  Redemption of Collateral

In the event that the Borrower may elect to redeem any or all of the Collateral prior to the sale, lease, license or other disposition by Agent, the Borrower is to pay to Agent, in full, the Revolving Loan and other Debt that Agent requires.

Section 10.4  Notice of Disposition of Collateral

If the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Agent need not give notice of any intended disposition of the Collateral.  In all other cases, Agent is to give authenticated reasonable notice to Borrower and any other party entitled thereto under applicable law of the time and place of a public sale, lease, license or other disposition of the Collateral.  Authenticated notice is presumed to be reasonable (a) if sent ten (10) days prior to such disposition unless a shorter period is warranted under the circumstances, (b)  if sent to the chief executive office and, if none, to the address of the Borrower set forth on Schedule 2 annexed hereto in accordance with Section 11.5 hereof and (c) if it contains a statement of the Collateral and its intended disposition, the time and place of disposition and a statement that the Borrower is entitled to an accounting of such disposition.  Agent may disclaim any warranties that may apply to any sale, lease, license or other disposition of the Collateral.

Section 10.5  Marshaling of Assets

Agent has no obligation whatsoever to proceed first against any of the Collateral or any Guarantor before proceeding against any other of the Collateral, other Guarantor or other collateral for the Debt.  It is expressly understood and agreed that all of the Collateral stands as equal security for the Debt and that Agent has the right to proceed against or dispose of  any/or all of the Collateral or other collateral in any order as Agent, in its sole and absolute discretion, determines.

ARTICLE 11.  MISCELLANEOUS PROVISIONS

Section 11.1  Binding Effect

This Agreement is binding upon, inures to the benefit of and is enforceable by the heirs, personal representatives, successors and assigns of the parties, or any Affiliate.  This Agreement is not assignable by the Borrower without the prior written consent of Agent.

Section 11.2  Non Waiver

Neither a course of dealing, nor a failure or delay on the part of Lenders, or their successors and assigns, in the exercise of any right, power, or privilege is to operate as a waiver.  A partial exercise of any right, power, or privilege by any Lender is not to preclude any further right, power, or privilege, nor be deemed a waiver.  Any waiver or modification to this Agreement or any other document, instrument, or agreement executed by the Borrower or Guarantor, is to be in a writing executed by Agent and them.  Any written modification signed by Agent and them is to be deemed part of this Agreement.

Section 11.3  Non Liability of Agent

Lenders have no duty to preserve or protect the Collateral, to preserve the rights of the Borrower or Guarantor against other parties, or to sell, lease, or otherwise dispose of any or all of the Collateral, or its proceeds, or in any priority, unless they elect to do so as provided in this Agreement.  This Section is to be deemed an express waiver of the defense of impairment of Collateral.

Section 11.4  Disclaimer by Agent on Documents

Lenders are not to be deemed to assume any liability or responsibility to the Borrower or any other party for the correctness, the validity, or the genuineness of any instruments or documents that may be executed in connection with this Agreement, or for the existence, character, quantity, quality, condition, value, or delivery of any Collateral purporting to be represented by any such documents.  Lenders, by accepting the security interest in the Collateral, or by releasing any Collateral to the Borrower, are not to be deemed to have assumed any obligation or liability to any supplier or debtor of the Borrower.  The Borrower is to indemnify and hold Lenders harmless with respect to any claim or proceeding arising out of such matters.

Section 11.5  Notices and Banking Days

11.5(a) Notices:  All notices and other communications hereunder are to be in writing and are to be (i) personally delivered (which includes delivery by FedEx or other nationally recognized overnight courier), (ii) transmitted by express, priority, certified or registered mail, with signature required and postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below.

11.5(b) Notices to Lenders are to be directed to the addresses set forth below or in the Assignment and Transfer Agreement:

11.5(c) Notices to the Borrower are to be directed to the following address:  A notice to the Borrower is presumed to be received by Guarantor.

If to Agent:

Sterling National Bank
500 Seventh Avenue
New York NY 10018-4502
Telecopier: (212) 869-5579
Attention: Murray Markowitz, First Vice President

If to Borrower:

SPAR Group, Inc.
560 White Plains Road, Suite 210
Tarrytown NY 10591
Telecopier: (914) 332-0741
Attention: James R. Segreto, Chief Financial Officer

If to Cornerstone Bank:

Cornerstone Bank
6000 Midlantic Drive, Suite 120S
Mt. Laurel NJ 08054
Telecopier: (856) 439-2545
Attention: John V. Lavin, Vice President
Commercial Relationship Manager

or at such other address as may hereafter be designated in writing by that party.

All such notices or other communications are to be deemed to have been given on (i) the date received if delivered personally or, in the case of FedEx or other nationally recognized overnight courier when delivered, (ii) five banking days after the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.  Deliveries on a non-banking day or after 5 pm on a banking day shall be deemed to be delivery on the following banking day. Notice to one Borrower is deemed notice to all others.  Notice to Agent shall be deemed notice to both Lenders.

11.5(d) A banking day is any day that Agent designates or otherwise conducts business. A payment,  duty, notice or report which becomes due on a day not designated by Agent as a banking day automatically becomes due on the next day that is designated by Agent as a banking day.

Section 11.6  Captions

The captions and titles appearing in this Agreement are inserted solely for the convenience of the parties and do not in any way define, limit or describe the terms and conditions of this Agreement.

Section 11.7  Entire Agreement

There are no understandings, agreements, representations, warranties or covenants, express or implied, which are not specified herein, or in the other written instruments, documents, or agreements referred to in this Agreement.  All prior oral understandings, negotiations, or agreements are deemed to be superseded by the terms of this Agreement and such other written instruments, documents or agreements referred to in this Agreement.

Section 11.8  Severability

In the event that any portion of this Agreement is deemed unenforceable by a Court of competent jurisdiction, such provision declared to be unenforceable is to be deemed to have been omitted from this Agreement, and all such remaining terms and conditions of this Agreement are to continue in full force and effect.

Section 11.9  Joint and Several Liability

Each Borrower is jointly and severally liable without regard to which entity receives or has received the proceeds of the Revolving Loan and advances made hereunder.  Each such entity hereby acknowledges that it expects to derive economic advantage from each Revolving Loan or advance made.  Each Borrower hereby acknowledges and agrees that part or all of the proceeds for any given advance hereunder are transferred to such Borrower on an on-going basis, depending upon the relative needs of each Borrower at such time as the proceeds of such an advance are necessary to satisfy obligations of that Borrower arising in the ordinary course of the Borrower’s business.  Each Borrower further acknowledges and agrees that: (i) it conducts similar business operations and (ii) each Borrower’s primary source of financing its operations is the proceeds received from the advances hereunder and from the business so financed.

Section 11.10  Applicable Law and Consent to Jurisdiction

This Agreement is to be interpreted and enforced in accordance with the laws of the State of New York (without regard to the conflicts of law rules of New York that would defer to the substantive laws of any other jurisdiction) except as otherwise provided (i) in Section 1-105 of the Uniform Commercial Code, and (ii) by the applicable law of any jurisdiction (other than New York) governing any interest in or lien or transfer of any asset or property of Borrower as and to the extent excluded by either Section 9-109(c) or 9-109(d) of the Uniform Commercial Code.  Borrower and Guarantor each hereby irrevocably consent to the jurisdiction of the Courts of the State of New York and their venue in the City and County of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement or the Debt, or the subject matter hereof or thereof.  Borrower and Guarantor each hereby waive, and agree not to assert in any such suit, action or proceeding any claim that they are not personally subject to such jurisdiction, or any right to remove an action brought in State to Federal Court, or any claim that such suit, action or proceeding is in an inconvenient forum or that the venue thereof is improper.  Borrower and Guarantor each hereby consent that they may be served with process by the notification procedure set forth in this Agreement to the fullest extent permitted by applicable law.

Section 11.11  Consents

The Borrower  consents:

11.11(a) To any extension, postponement of time of payment, indulgence or to any substitution, exchange or release of Collateral.

11.11(b) To any addition to or release of any party or persons primarily or secondarily liable, or acceptance of partial payments on any Accounts or instruments and the settlement, comprising or adjustment thereof.

Section 11.12 Waiver of Liability

Agent is not liable to Borrower due to any action or failure to act by Agent relating to this Agreement or the Debt except in each case to the extent resulting from the gross negligence or willful misconduct of or attributable to the Agent or its representatives.  This provision survives the termination or expiration of this Agreement or payment of the Debt.

SECTION 11.13  WAIVE JURY TRIAL

THE BORROWER, AGENT AND LENDERS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS

AGREEMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS AGREEMENT.

Section 11.14  Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed is deemed to be an original and all of which taken together constitute but one and the same agreement..

Section 11.15   Joint Efforts

                                Each party agrees that for all purposes of this Agreement they are deemed to have participated jointly in the negotiation and drafting of this Agreement and each Exhibit and Schedule.  If any ambiguity or question of intent or interpretation arises, then (a) this Agreement and each Exhibit and Schedule is to be construed as if drafted jointly by the parties and (b) no provision is construed more severely against any party.  Without limiting the generality of the preceding sentence, no presumption or burden of proof arises or applies favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and/or any Exhibit or Schedule.

Section 11.16   This Agreement Controlling in Conflict with another Loan Document.

                                In the event any provision of any other Loan Document (as hereinafter defined) conflicts or is inconsistent with any provision of this Agreement, this Agreement’s provision shall control and be given effect.  However, the other Loan Documents each contain provisions that are in addition to those contained in this Agreement, and vice versa, which provisions shall not be deemed or construed to be inconsistent because they are included in one Loan Document and not another.  “Loan Document” shall mean this Agreement, any Note, the Guaranty, or any other any other instrument, agreement or document with or issued or given by any Borrower or Guarantor creating, evidencing, governing, supporting, securing, perfecting, recognizing, prioritizing or respecting (in whole or in part) any of the Debt or Guarantor Obligations or any interest of the Lender in any collateral securing any such debt or obligation (in whole or in part), in each case as each  may be executed, supplemented, extended, modified, amended or restated from time to time in the manner provided therein, whether as of or after the date of this Agreement, including but not limited to those referred to in this Agreement

ARTICLE 12.  INDEMNIFICATION

As part of the Debt, each Borrower agrees to and hereby does indemnify Lenders, and agrees to defend and hold Lenders harmless from and against, and to reimburse each Lender with respect to, any and  all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including consequential damages, reasonable attorneys’ fees and court costs) (each a “Loss”) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by each Lender at any time and from time to time by reason of or arising out of:

(a) the breach of any representation, warranty or covenant of Borrower set forth in this Agreement;

(b)  the failure of Borrower to perform any obligation herein required to be performed by Borrower ; or

(c) the ownership, construction, occupancy, operation, use and maintenance of the Collateral;

in each case except to the extent such Loss was occasioned by the acts or omissions of or attributable to any Lender or its representatives and amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by an authority having jurisdiction.  This covenant survives the date on which the Debt is paid and performed in full and notwithstanding whether Borrower has been released and discharged or whether any Lender becomes the owner of the Collateral.

ARTICLE 13.  TERM

Except as otherwise provided in Section 10.1 or 14.1 hereof, this Agreement is to remain in effect until the later of the date on which (a) the Debt is paid in full, (b) no Lender has any conditional obligation, agreement or discretion to extend or further extend the Debt or, (c) following the expiration of any period of time thereafter during which any party may assert a claim challenging any payment, action or inaction on the part of Agent pursuant to this Agreement.  However, for the purposes of this Agreement and the other Loan Documents, the Debt shall not be considered unpaid in any respect due to (and thus can be considered paid, performed or satisfied “in full” notwithstanding) any continuing obligation under this Agreement or any other Loan Document that by its terms survives termination or repayment of the Debt, and which survive solely for the purpose of indemnification, reimbursement and defense obligations under Article 12 hereof.  Pending a final accounting of the Debt, Lenders may withhold any credit balances or other cash Collateral as a cash reserve to cover any contingent Debt then outstanding, including, but not limited to, an amount equal to 105% of the face amount of any outstanding letters of credit.

ARTICLE 14.  TERMINATION OF AGREEMENT IN ABSENCE OF DEFAULT

Section 14.1  Termination by Agent

                               The Revolving Loan terminates two (2) years from the Effective Date, unless terminated earlier pursuant to Section 10.1 hereof, and automatically renews for successive one (1) year periods thereafter (each a “Termination Date”) in the absence of a Default or unless (a) terminated by Agent by not less than ninety (90) days written notice of termination prior to a Termination Date or (b) terminated by Borrower pursuant to Section 14.2 hereof.  At the Termination Date: (a) all provisions for additional advances under this Agreement  terminate, (b) the principal and interest of the Revolving Loan becomes immediately due and payable, and all other Debt becomes immediately due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, and (c) Agent is entitled to exercise forthwith (to the extent and in such order as Agent may elect, in its sole and absolute discretion) any or all of the rights and remedies referred to in this Agreement as available following Default for the collection of such amounts.

Section 14.2  Termination By Borrower

Borrower may terminate the Revolving  Loan only upon:

(i)  giving ninety (90) days’ prior written notice to Agent of the intended Termination Date;

(ii)  paying to Agent in full the principal and interest of the Revolving Loan, and all other Debt on the Termination Date; and

(iii) paying to Agent, as liquidated damages, the applicable amount stated below:

If the Termination Date is within the first year of the Effective Date but prior to the second anniversary of the Effective Date or if the Borrower’s notice of termination is given less than ninety (90) days, a sum equal to two (2%) percent of the maximum amount of the Revolving Loan.  Such sum is also payable if the Revolving Loan is payable as a result of a Default within such time.

If the Termination Date is or follows the second anniversary following the Effective Date and if the Borrower’s notice of termination is given less than ninety (90) days, a sum equal to one (1%) percent of the maximum amount of the Revolving Loan.  Such sum is also payable if the Revolving Loan is payable as a result of a Default within such time.

Section 14.3  Effect on Borrowing Base

Upon the giving of notice of termination pursuant to Section 14.2, the Borrower may not borrow an amount in excess of the unpaid principal balance of the Revolving Loan at the time of such notice.

Section 14.4  Mutual Release

Upon full and final payment and performance of the Revolving Loan and all other Debt, Borrower, Guarantor and Lenders thereupon automatically each are fully, finally and forever released and discharged by each other from any and all claims, liabilities and obligations, whether in contract or tort, arising out of or relating in any way to this Agreement, the Revolving Loan, or any act or omission relating to any of the foregoing or to any of the Collateral, except as otherwise provided herein.

ARTICLE 15.  CROSS DEFAULT

All other existing and future agreements between or among Lenders and/or any Affiliate, Borrower and/or any Affiliate, Guarantor and/or any Affiliate are hereby amended so that a Default under this Agreement is a default under such other agreements and a default under such other agreements is a Default under this Agreement.

ARTICLE 16.  FURTHER ACKNOWLEDGMENTS OF BORROWER AND AGENT

Section 16.1  Representation by Counsel

Borrower, Guarantor and Lenders acknowledge and agree that they (i) have independently reviewed and approved each and every provision of this Agreement, including the Exhibits and schedules attached hereto, the Guaranty of Guarantor and any and all other documents and items as they or their counsel have deemed appropriate, and (ii) have entered into this Agreement, the Guaranty, and have executed the closing documents voluntarily, without duress or coercion, and have done all of the above with the advice of their legal counsel.

Section 16.2  Waiver of Objection

Borrower, Guarantor and the Lenders acknowledge and agree that, to the extent deemed necessary by them or their counsel, they and their counsel have independently reviewed, investigated and/or have full knowledge of all aspects of the transaction and the basis for the transaction contemplated by this Agreement and/or have chosen not to so review and investigate (in which case, Borrower and Guarantor acknowledge and agree that they have knowingly and upon the advice of counsel waived any claim or defense based on any fact or any aspect of the transaction that any investigation would have disclosed), including without limitation:

(i) the risks and benefits of the various waivers of rights contained in this Agreement, including but not limited to, the waiver of the right to a jury trial;

(ii) the adequacy of the consideration being transferred under this Agreement, including the adequacy of the consideration for the Mutual Release as set forth in Section 14.4 hereof.

Section 16.3  No Reliance Upon Lenders

Borrower and Guarantor acknowledge and agree that they have made their own investigation or elected not to make such investigation as to all matters deemed material to this transaction and have not relied on any statement of fact or opinion, disclosure or non-disclosure of the Lenders, and have not been induced by the Lenders in any way, except for the consideration recited herein, in entering into this Agreement and executing the closing documents contemplated hereby, and further acknowledge that the Lenders has not made any warranties or representations of any kind in connection with this transaction except as specifically set forth herein or in the documents executed in conjunction with this Agreement, and Borrower and Guarantor are not relying on any such representations or warranties.

Section 16.4 All Material Matters Reviewed

Borrower acknowledges and agrees that, after careful consideration, they do not deem any matter not reviewed or investigated by them to be material to this Agreement and the transactions contemplated hereby.

Section 16.5  USA  Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control Notice

                                As required by federal law and the Lenders’ policies and practices, Lenders may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Borrower agrees to provide such information.  In addition, and without limiting the foregoing sentence, the Borrower is to (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or will be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Revolving Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

Section 16.6  Electronic Submissions

                                Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lenders may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement, be submitted to Lenders in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lenders, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lenders (which approval has not been revoked or modified by Lenders) and sent to Borrower in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form  has the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Agreements.

ARTICLE 17.  AGREEMENTS AMONG THE LENDERS

Section 17.1  Copies of Statements and Financial Information

                                The Agent is to forward to each Lender a copy of any Revolving Loan account statement delivered by the Agent to the Borrower.  In addition, the Agent is to provide the Lenders with copies of all financial statements, projections and business plans of the Borrower that the Agent receives from the Borrower or its advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

Section 17.2  Payments of Principal, Interest and Fees

After the Agent’s receipt of, or charging of, any principal payments, or any interest and fees earned under this Agreement, the Agent agrees to remit promptly to the Lenders their respective Pro Rata Percentages of:

(a)           fees payable by the Borrower hereunder only to the extent shared with the Lenders pursuant hereto;

(b)           interest and principal paid on the outstanding principal amount of Revolving Loan, calculated based on the outstanding amount of Revolving Loan advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid in such order otherwise required by this Agreement; and .

(c)           Any such payments so received by a Lender other than Argent are to be remitted promptly to Agent for application in accordance with this Section.

Section 17.3  Defaulting Lender

In the event that any Lender fails to make available to the Agent such Lender’s Pro Rata Percentage of any borrowing by the Borrower on the Settlement Date in accordance with the provisions of this Agreement,  (or if any Lender is unable, unwilling, restricted by regulatory edict, insolvent, or under conservatorship) and the Borrower does not repay to the Agent such Lender’s Pro Rata Percentage of the borrowing within three (3) Business Days of such borrowing, the Agent has the right to recover such Lender’s Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing.  In addition, until the Agent recovers such amount, (x) such Lender  is not entitled to receive any payments hereunder, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other related documents, such Lender’s Commitment is deemed to be zero and such Lender will not be considered to be a Lender.  Agent reserves such other equitable remedies to restore the Pro Rata percentage herein provided by means of, for example, replacement of any such Lender.

Section 17.4  [Intentionally omitted]

Section 17.5 Sharing of Liabilities

                In the event that the Agent, the Lenders or any one of them is sued or threatened with a suit, action or claim by the Borrower, any of the Guarantor, or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of the Borrower or any of the Guarantor, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys’ fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any one of them), will be shared proportionately by the Lenders according to their respective Pro Rata Percentage, except to the extent that such person’s own gross negligence or willful misconduct directly gave rise to such suit, action or claim.  In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to effect collection of the Debt or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement, will be shared among the Lenders according to their respective Pro Rata Percentage to the extent not reimbursed by the Borrower or from the proceeds of Collateral.  The provisions of this Section do not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Effective Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Agreement.

Section 17.6  Exercise of Setoff Rights

               The Borrower authorizes each Lender, and each Lender has the right, after the occurrence of an event of Default, without notice, to set off and apply against any and all property or assets of the Borrower or any Guarantor held by, or in the possession of such Lender, any of the Debt owed to such Lender.  Promptly after the exercise of any right to set off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender’s outstanding Revolving Loan as would be necessary to cause such Lender to share the amount of the property set off with the other Lenders based on each Lender’s Pro Rata Percentage.  The  Borrower agrees, to the fullest extent permitted by law, that any Lender also may exercise its right to set off with respect to amounts in excess of such Lender’s Pro Rata Percentage of the Debt then outstanding, and may purchase participation interests in the amounts so set off from the other Lenders, and upon doing so is to deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section.

Section 17.7  Confidentiality

                                For the purposes of this Section, “Confidential Information” means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of the Borrower or any of the Guarantor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of the Borrower or the Guarantor, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by the Borrower or any of the Guarantor or (d) constitutes financial statements delivered hereunder that are otherwise publicly available.  The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

(a)           their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Debt;

(b)           their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section;

(c)           any other Lender;

                (d)           a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell or assign a portion of their rights and obligations under this Agreement or any participation therein, provided that so long as no event of Default  has occurred and remains outstanding, such entity agrees in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section; or

                (e)           any other person or entity (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an event of Default has occurred and remains outstanding, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement.

Each Lender becoming a Lender subsequent to the initial execution and delivery of this Agreement, by its execution and delivery of an Assignment and Transfer Agreement, is deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section.

SECTION 18. AGENCY

Section 18.1  Appointment of Agent; Powers

                               Each Lender hereby irrevocably designates and appoints Agent to act as agent for such Lender under this Agreement and the other related documents, and irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other related documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other related documents, together with such other powers as are reasonably incidental thereto.  In performing its functions under this Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent does not assume, and is not to be deemed to have assumed, an agency or other fiduciary relationship with the Borrower.  The Agent does not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities are to be read into this Agreement or the other documents, or otherwise exist against the Agent.

Section 18.2  Delegation of Agent’s Duties

                                The Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys, and is entitled to the advice of counsel concerning all matters pertaining to such duties.

Section 18.3  Disclaimer of Agent’s Liabilities

                                Neither the Agent nor any of its officers, directors, employees, agents, or attorneys is liable to any Lender for any action lawfully taken or not taken by the Agent or such person under or in connection with this Agreement and the other related documents (except for the Agent’s or such person’s gross negligence or willful misconduct).  Without limiting the generality of the foregoing, the Agent is not liable to the Lenders for (i) any recital, statement, representation or warranty made by the Borrower or the Guarantor or any officer thereof contained in (x) this Agreement, (y) any other related document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Agreement or received by the Agent under or in connection with this Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Agreement, the other related documents or the Agent’s security interests in the Collateral, (iii) any failure of the Borrower or the Guarantor to perform their respective obligations under this Agreement and the other related documents, (iv) any loss or depreciation in the value of, delay in collecting the proceeds of, or failure to realize on, any Collateral, (v) the Agent’s delay in the collection of the Debt or enforcing the Agent’s rights against the Borrower or the Guarantor, or the granting of indulgences or extensions to the Borrower, any of the Guarantor or any account debtor of the Borrower, or (vi) for any mistake, omission or error in judgment in passing upon or accepting any Collateral.  In addition, the Agent has no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Borrower or the Guarantor contained in this Agreement or the other related documents, or to inspect, verify, examine or audit the assets, books or records of the Borrower or the Guarantor  at any time.

Section 18.4                                Reliance and Action by Agent

                                The Agent is entitled to rely, and will be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and is not liable to the Lenders for any action taken or not taken in good faith based upon the advise of such counsel, accountants or experts.  In addition, the Agent is entitled to rely, and is fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons.  The Agent is fully justified in taking or refusing to take any action under this Agreement and the other related documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent’s satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action.  The Agent is in all cases fully protected in acting, or in refraining from acting, under this Agreement and the other related documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto is binding upon all Lenders.

Section 18.5  Events of Default

                                The Agent is not to be deemed to have knowledge or notice of the occurrence of any Default or event of Default hereunder unless the Agent has received notice from the Borrower or a Lender describing such Default or event of Default with specificity.  In the event that the Agent receives such a notice, the Agent will promptly give notice thereof to all Lenders.  The Agent will take such action with respect to such Default or event of Default as will be reasonably directed by the Required Lenders provided that (a) if appropriate, the Agent may require indemnification from the Lenders prior to taking such action, (b) under no circumstances does the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Agreement or the other related documents, and (c) unless and until the Agent has received direction from the Required Lenders the Agent may (but is not obligated to) take such action or refrain from taking action with respect to such Default or event of Default as the Agent  deems advisable and in the best interests of the Lenders.

Section 18.6  Lenders’ Due Diligence

                                Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Agreement or the financial condition of the Borrower or the Guarantor, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of the Borrower or the Guarantor, is deemed to constitute a representation or warranty by the Agent to any Lender.  Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of the Borrower and the Guarantor, and made its own decision to enter into this Agreement.  Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender deems appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Borrower and the Guarantor.

Section 18.7  Right to Indemnification

                                The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Agreement or any other related document, (b) the transactions contemplated hereby or (c) any action taken or not taken by the Agent under or in connection with any of the foregoing, provided that no Lender is liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.

Section 18.8  Other Transactions

                                The Agent and any Lender may make loans to and generally engage in any kind of business with the Borrower, as though the Agent or such Lender were not the Agent or a Lender hereunder.  With respect to the Revolving Loan made by the Agent under this Agreement as a Lender, the Agent has the same rights and powers, duties and liabilities under this Agreement and the other related documents as any other Lender, and may exercise the same as though it was not the Agent, and the term “Lender” and “Lenders”  includes the Agent in its individual capacity as such.

Section 18.9  Resignation of Agent

Agent may resign as the Agent upon 30 days notice to the Lenders, and such resignation is effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires.  If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor succeeds to the rights, powers and duties of the Agent, and the term “Agent”  means such successor effective upon its appointment.  Upon the effective date of an Agent’s resignation, such Agent’s rights, powers and duties as Agent immediately terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After an Agent’s resignation hereunder, the provisions of this Section continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as the Agent.

Section 18.10  Voting Rights; Agent’s Discretionary Rights

 Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

(a)           amend or waive the Borrower’s compliance with any term or provision of this Agreement, if the effect of such amendment or waiver would be to (i) increase or reduce the principal of, or rate of interest on, the Revolving Loan, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iii) extend the maturity date of any of the Debt or the date fixed for payment of any installment thereof;

(b)           alter or amend Section 1.1 of this Agreement if the effect thereof would be to increase the amount of the Revolving Loan; or

(c)           except as otherwise expressly permitted or required hereunder, release any material Collateral (as determined by the Agent in its reasonable business judgment).

                In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Agreement specifically requires the Borrower or the Agent to obtain the consent of, or act at the direction of, the Required Lenders.  Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Agreement to the contrary, the Agent has the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definition of “Qualified Accounts” are satisfied, (ii) establish, adjust and release the amount of reserves, (iii) make Overadvances in accordance with Section 1.1(f) of this Agreement, (iv) release any Collateral as permitted by this Section, and (v) amend any provision of this Agreement or the other related documents in order to cure any error, ambiguity, defect or inconsistency set forth therein.  In the event the Agent terminates this Agreement pursuant to the terms hereof, the Agent agrees to cease making additional Revolving Loan advances upon the effective Termination Date, except for Revolving Loan or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

Section 18. 11   Deemed Consent

                If a Lender’s consent to a waiver amendment or other course of action is required under the terms of this Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) banking days after the date of such request, such failure to respond is deemed a consent to the requested course of action.

Section 18.12  Notice of Termination of Commitment

                Each Lender agrees that such Lender, acting alone, may terminate its Commitment only as of the initial or any subsequent anniversary date following the Effective Date, and then only by giving the Agent one hundred twenty (120) days prior written notice thereof.  Within 30 days after receipt of such termination notice, the Agent at its option agrees to either (a) give notice of termination of this Agreement and the Revolving Loan to the Borrower hereunder pursuant to

Section 14.1 hereof, or (b) purchase such Lender’s entire Commitment hereunder for the full amount thereof as of the date of such purchase, plus accrued interest to the date of such purchase.

Section 18.13  Survival of Agreements of the Lenders

The obligations of the Lenders set forth in this Article 18 survive the termination of this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Borrower, Guarantor, Lenders and Agent have executed this Agreement.

Borrower:

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Group, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Incentive Marketing, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	PIA Merchandising Co., Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	Pivotal Sales Company By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	National Assembly Services, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Acquisition, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Trademarks, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Signatures to Revolving Loan and Security Agreement continued on following page……

…….   continuation of signatures to Revolving Loan and Security Agreement

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR Marketing Force, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR/Burgoyne Retail Services, Inc. f/k/a Retail Information, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR Group International, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Signatures to Revolving Loan and Security Agreement continued on following page……

…….   continuation of signatures to Revolving Loan and Security Agreement

Commitment Amount:

$5,000,000.00 - Revolving Loan	(AGENT/LENDER)

STERLING NATIONAL BANK

By: /s/ Murray R. Markowitz Murray R. Markowitz First Vice President

$1,500,000.00 - Revolving Loan	(LENDER)

CORNERSTONE BANK

By: /s/ John V. Lavin John V. Lavin Vice President

EXHIBIT A

(i) “Accounts”,  which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all accounts and any and all obligations of any kind at any time due and/or owing to the Borrower and all rights of the Borrower to receive payment or any other consideration, whether or not earned by performance, including without limitation, invoices, contract rights, Accounts, and all other debts, obligations and liabilities for property sold, leased, licensed, assigned or disposed of, for services rendered, for a policy of insurance issued or to be issued, for a secondary obligation, arising out of a credit card or a health-care insurance receivable, in whatever form, owing to Borrower from any person, firm, governmental authority, corporation or any other entity, all security therefor, all of which whether now existing or hereafter acquired, in each case excluding any Foreign Subsidiary Interest.

(ii) “Chattel paper”, which means,  in addition to the definition now and hereafter contained in the Uniform Commercial Code, all chattel paper and records that evidence both a monetary obligation and a security interest or lease in specific goods and software used in the goods, a lease of specific goods or a lease of specific goods and license of software used in the goods, including electronic chattel paper or whatever form, owing to Borrower or in which the Borrower has an interest, all of which whether now existing or hereafter acquired.

(iii) “Commercial tort claims”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all claims arising in tort in the course of the Borrower’s business more specifically described on the attachment hereto (if any), all of which whether now existing or hereafter acquired.

(iv) “Deposit accounts”, which mean, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all deposit accounts, whether demand, time, savings, passbook or similar accounts maintained by the Borrower at any bank, all of which  whether now existing or hereafter acquired.

(v) “Equipment”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all equipment, machinery, furniture and all other related goods, all replacements, repairs, modifications, alterations, additions, controls and operating accessories therefor, all substitutions and replacements therefor, all accessions and additions thereto of the Borrower, all of which whether now existing or hereafter acquired.

(vi) “General intangibles”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all general intangibles and payment intangibles and any and all personal property, choses-in-action, and things in action, leases, income tax refunds, copyrights, licenses, rights, patents, patent rights, franchise rights, distributorship rights, trademarks, trade names, service marks, trademark rights, formulae, customer lists and goodwill of the Borrower, all of which whether now existing or hereafter acquired, in each case excluding any Foreign Subsidiary Interest.

(vii) “Goods”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all goods, fixtures, manufactured homes and embedded computer programs and all things and property of the Borrower which are not otherwise defined in this Exhibit A, all of which whether now existing or hereafter acquired.

(viii) “Instruments”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all instruments, negotiable instruments or other writings that evidence a right of the Borrower to payment of a monetary obligation that is transferable in the ordinary course of the Borrower’s business with any necessary endorsement or assignment, all of which whether now existing or hereafter acquired, in each case excluding any Foreign Subsidiary Interest.

(ix) “Inventory”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all inventory and all goods, merchandise or other personal property held by the Borrower for sale or lease or under a contract of service or to be furnished under labels and other devices, names or marks affixed thereto for purposes of selling or identification, and all right, title and interest of the Borrower therein and thereto, all raw materials, packaging and shipping materials, work or goods in process or materials and supplies of every nature used, consumed or to be consumed in the Borrower’s business, all of which whether now existing or hereafter acquired.

(x) “Investment property”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, and all of the Borrower’s certificated or uncertificated securities, security entitlements, securities accounts, commodity contracts or commodity accounts whether now existing or hereafter acquired, in each case excluding any Foreign Subsidiary Interest or Inactive Subsidiary Interest.

(xi) “Letter of credit rights”, which means, in addition to the definition now and hereafter contained in the Uniform Commercial Code, all of the Borrower’s rights to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, whether now existing or hereafter acquired.

(xii) All promissory notes, documents, software and supporting obligations (and security interests and liens securing them) of the Borrower as now and hereafter defined in the Uniform Commercial Code whether now existing or hereafter acquired,

(xiii) As to all of the foregoing (i) through (xii) inclusive, all cash proceeds, non-cash proceeds and products thereof, additions and accessions thereto, replacements and substitutions therefor.

EXHIBIT B

PATENT AND TRADEMARK  COLLATERAL ASSIGNMENT

Optional:  Use as opening paragraph for already issued patents/trademarks:

WHEREAS, _________________________ (the “Grantor”) is the owner of the entire right, title and interest in and to the United States Patents and Trademarks, Trade names and registrations listed on Schedule “A” attached hereto and made a part hereof (the “Patents and Trademarks”), which are registered in the United States Patent and Trademark Office; and

Optional:  If patent or trademark application, use the following opening paragraph:

WHEREAS,   ________________________. (the “Grantor”) is the owner of the entire right, title and interest in and to the United States Patents and Trademarks, Trade names and registration applications and/or as they may hereafter be granted and listed on Schedule “A” attached hereto and made a part hereof (the “Patents and Trademarks”), which are registered in the United States Patent and Trademark Office; and

WHEREAS, _____________ BANK, having offices at _______________, identified as the “Agent” and a “Lender” under that certain Revolving Loan and Security Agreement dated _____________________ (as the same may be supplemented, modified, amended or restated from time to time, the “Loan Agreement”), is desirous of acquiring a collateral assignment of and continuing security interest in said Patents and Trademarks as Agent for the benefit of all of the Lenders (in such capacity, the “Grantee”);

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Grantor, its successors and assigns does hereby collaterally transfer, assign and set over, and grants a continuing security interest, to Grantee, its successors, transferees and assigns, all of its present and future right, title and interest in and to the Patents and Trademarks and all proceeds thereof and all goodwill associated therewith.   The terms and provisions of the Loan Agreement are hereby incorporated by reference into this assignment as if they were fully set forth herein and this assignment were the Agreement referred to therein.

IN WITNESS WHEREOF, the undersigned has caused this Patent and Trademark Collateral Assignment to be executed on this ________ day of _______________.

(Name of Grantor)
By its Attorney in Fact

STERLING BANK

By: ______________________

EXHIBIT C
FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

ASSIGNMENT AND TRANSFER AGREEMENT

                Reference is made to the Revolving Loan, Term Loan and Security Agreement dated as of ________, 2010 (as amended, restated supplemented or otherwise modified and in effect from time to time, the “Agreement”) among __________, a _____________ (the “Borrower”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and ________________________, as agent for the Lenders (in such capacity, the “Agent”).  Capitalized terms used in this Assignment and Transfer Agreement (this “Agreement”) and not otherwise defined will have the meanings given to such terms in the Agreement.  This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Transfer Date (as set forth on Schedule 1).

                1.           The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Transfer Date, an undivided interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Agreement respecting those, and only those, portions of the financing facilities contained in the Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

                2.           The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Revolving Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, any Collateral thereunder or any of the other Revolving Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of the Borrower or any Guarantor, or (y) the performance or observance by the Borrower or any Guarantor of any of their respective obligations under the  Agreement or any of the Revolving Loan Documents.

                3.           The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Agreement as amended through the Transfer Date, together with the copies of the most recent financial statements of the Borrower, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as the Assignee  deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the  Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the  Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.           Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, effective as of the Transfer Date.

5.           Upon such acceptance, from and after the Transfer Date, the Agent is to make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) for the benefit of the Assignee, whether such amounts have accrued prior to the Transfer Date or accrue subsequent to the Transfer Date.  The Assignor and the Assignee are to make all other appropriate adjustments in payments for periods prior to the Transfer Date made by the Agent or with respect to the making of this assignment directly between themselves.

6.           From and after the Transfer Date, (i) the Assignee is a party to the  Agreement and, to the extent provided in this Agreement, has the rights and obligations of a Lender thereunder, and (ii) the Assignor is, to the extent provided in this Agreement, deemed to have relinquished its rights and released from its obligations under the  Agreement.

7.           THIS ASSIGNMENT AND TRANSFER AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

__________________________________

Schedule 1
 to
 Assignment and Transfer Agreement

Name of Assignor:                                __________________________

Name of Assignee:                                __________________________

Effective Date of Assignment:                                         ________, 200__

Assigned Facilities Assigned	Percentage of Facilities Assigned	Dollar Amount

Revolving Loan	_____%	$________

ASSIGNOR:	ASSIGNEE:

_____________________________	_____________________________

By: __________________________	By: __________________________
Its:___________________________	Its:___________________________

Accepted by the Agent:
________________________

________________________, as Agent as aforesaid

By: __________________________
                                              Its:___________________________

EXHIBIT D

CERTAIN ADDITIONAL DEFINED TERMS AND INTERPRETATIVE PROVISIONS

“Domestic Subsidiary” shall mean any Subsidiary of SGRP organized in a state or territory of the United States of America, whether wholly or partially owned, and whether now existing or hereafter acquired or created, but excluding SPAR Canada, Inc., and excluding each Inactive Subsidiary.  Although SPAR Canada Inc., is a Nevada corporation, it is classified as a Foreign Subsidiary for the purposes of this Agreement and the other Loan Documents.

“Foreign Subsidiary” means SPAR Canada, Inc., a Nevada Corporation, or any direct or indirect Subsidiary of SGRP organized in any jurisdiction outside of the United States, whether wholly or partially owned, and whether now existing or hereafter acquired or created.

“Foreign Subsidiary Interest” shall mean any equity investment in, any security or other investment property issued by, any loan or other advance to, any account or other payable from, or any asset or property of any Foreign Subsidiary.

“Inactive Subsidiary” shall mean any of the following direct and indirect subsidiaries of  SGRP: Pacific Indoor Display Co , Inc., a California corporation; Pivotal Field Services, Inc., a Nevada corporation; Retail Resources, Inc., a Nevada corporation; SPAR All Store Marketing Services, Inc., a Nevada corporation; SPAR Bert Fife, Inc., a Nevada corporation; SPAR Marketing, Inc., a Nevada corporation; SPAR Marketing, Inc. (f/k/a SPAR Acquisition, Inc.), a Delaware corporation; SPAR Megaforce, Inc., a Nevada corporation; SPAR/PIA Retail Services, Inc., a Nevada corporation; and SPAR Technology Group, Inc. (f/k/a SPARinc.com, Inc.), a Nevada corporation.

“Inactive Subsidiary Interest” shall mean any equity investment in, any security or other investment property issued by, any loan or other advance to, any account or other payable from, or any asset or property of any Inactive Subsidiary.

“Permitted Indebtedness” shall mean any indebtedness or liability on account of either borrowed money, the deferred purchase price of property, or the lease of assets or property for the conduct of business consisting of any of the following:

(a)	the Debt to Agent and Lenders;

(b)	any trade payable incurred or trade credit received in the normal course of business;

(c)	any such indebtedness or liability under any operating lease for Equipment or real property incurred in the normal course of business;

(d)
any purchase money indebtedness, capital lease obligation or related liability incurred in the purchase or lease of Equipment in the ordinary course of business, or any extension, renewal or refinancing thereof, so long as each is secured only by the applicable Permitted Liens and the aggregate amount of all purchase money indebtedness and allocated principal amounts under such capitalized leases does not exceed $2,000,0000 at any time;

(e)	any such indebtedness or liability under the Subordinated Anthony Facility;

(f)	any such indebtedness or liability under any unsecured corporate credit card;

(g)	any such indebtedness or liability under any Permitted Guaranty;

(h)
any such indebtedness or liability on terms approved in its sole discretion by the Agent in writing, including any subordination terms required by the Agent, all in form and substance acceptable to the Agent, as evidenced by the Agent’s execution thereof;

(i)	any such indebtedness or liability (i) set forth on Schedule 1 annexed hereto, (ii) otherwise permitted by this Agreement or any other Loan Document, or (iii) disclosed in the Delivered Financials;

(j)	any extension, renewal or refinancing of any such indebtedness or liability on substantially equivalent or better terms (but without any increase of the original maximum principal amount).

“Permitted Guaranty” shall mean any Guaranty:

(a)	that the supporting Borrower could have incurred directly without violation of this Agreement;

(b)	under the Subordinated Anthony Facility;

(c)
any such agreement or obligation on terms approved in its sole discretion by the Agent in writing, including any subordination terms required by the Agent, all in form and substance acceptable to the Agent, as evidenced by the Agent’s execution thereof;

(d)	any Guaranty of Indebtedness not exceeding $1,000,000 in the aggregate at any time outstanding;

(e)	any such agreement or obligation (i) set forth on Schedule 1 annexed hereto, (ii) otherwise permitted by this Agreement or any other Loan Document, or (iii) disclosed in the Delivered Financials;

(f)	any such obligation or liability in favor of the Agent for the benefit of the Lenders; or

(g)	any extension, renewal or refinancing of any such indebtedness or liability on substantially equivalent or better terms (but without any increase of the original maximum supported principal amount).

“Permitted Investment” shall mean any of the following:

(a)	the existence or continuation of any and all then existing investments in any other Domestic Subsidiary, Inactive Subsidiary or Foreign Subsidiary and any new investment permitted by Section 7.1;

(b)	deposit or other accounts established with the Agent or any Lender;

(c)
investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Cooperation) provided that such investments are maintained by, with, or with the consent of Agent.

“Permitted Lien” shall mean any of the following Liens:

(a)
Liens for taxes, levies, claims or other governmental charges that are either (i) not yet delinquent, (ii) being contested in good faith and supported by reasonably sufficient reserves established in accordance with GAAP, or (iii) immaterial in amount;

(b)	Liens in favor of Agent or any Lender created, contemplated or permitted by this Agreement or any other Loan Document;

(c)
Liens of mechanics, carrier, warehousemen, suppliers and laborers arising by operation of law securing obligations that are either (i) not yet delinquent, (ii) being contested in good faith and supported by reasonably sufficient reserves established in accordance with GAAP, (iii) immaterial in amount, or (iv) subordinated on terms reasonably acceptable to Agent;

(d)	easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not materially interfere with the use or occupation of those properties or assets;

(e)
any statutory Lien incurred in the ordinary course business respecting worker’s compensation, unemployment insurance, statutory obligations or social security legislation, or required by law as a condition precedent to the transaction of business or the exercise of any related privilege or license subject to such Lien, so long as the underlying obligations secured by such Liens are either (i) not yet delinquent, (ii) being contested in good faith and supported by reasonably sufficient reserves established in accordance with GAAP, or (iii) immaterial in amount;

(f)
any Lien arising under or in respect of any judgment, award or other court order that is effectively discharged or stayed (as to levy, execution or other recovery) within 30 days from the inception thereof;

(g)	any deposit made or similar security granted in the ordinary course of business to secure the performance of any tender, bid, lease, customer or vendor contract or similar obligation;

(h)
any contractual right, title, interest, defense or claim of any other party (or its assignee) under and respecting any account, contract or other general intangible, instrument, insurance policy, lease, note, warranty or other intangible of the Borrower;

(i)
any Liens encumbering or deemed to encumber (A) any Equipment purchased or leased with a financing permitted by clause (f) of the definition of Permitted Indebtedness, or (B) any Equipment or other asset or property leased by the Borrower under any operating lease, in each case so long as such Liens secure only the corresponding financing or lease obligations and only encumber such Equipment and related property (i.e., all improvements and accessions thereto, all related insurance, warranty and contract rights and general intangibles, and all products and proceeds thereof);

(j)	the Liens granted by Borrower under the Subordinated Anthony Facility;

(k)
any other Lien granted by Borrower that is approved in its sole discretion by the Agent in writing, subject to such lien subordination (if any) as the Agent may require, all in form and substance acceptable to the Agent, as evidenced by the Agent’s execution thereof;

(l)	those Liens (i) set forth on Schedule 1 annexed hereto, (ii) otherwise permitted by this Agreement or any other Loan Document, or (iii) disclosed in the Delivered Financials; or

(m)
any extension, renewal or replacement of any such Lien in connection with any permitted extension, renewal or replacement of the corresponding Permitted Indebtedness or Permitted Guaranty so long as such Lien is not extended to encumber any unrelated asset or property and remains subject to any applicable existing subordination agreements.

Certain Interpretative Provisions.  In this Agreement and each other Loan Document: (a) the meaning of each term defined in singular form also shall apply to the plural form of such term, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any table of contents or caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of such document; (c) each reference to any Section, subsection, Exhibit, Schedule and the like shall mean those of or attached to such document unless otherwise expressly provided; (d) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to such document as a whole and not to any particular provision of such document; (e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “(without limitation)”, whether or not so stated, and in any event shall not in any way limit the generality of the preceding provision or preclude any other applicable item that could be encompassed by the preceding provision; and (f) unless the context clearly requires otherwise, the word “or” shall have both the inclusive and alternative meaning represented by the phrase “and/or”.